EXHIBIT 99.2	-	RESTATEMENT OF ALCAN INC.'S 2003, 2002 AND 2001 CONSOLIDATED FINANCIAL STATEMENTS AND NOTES (REVISED ITEM 8 TO REGISTRANT'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003)

Alcan Inc.

CONSOLIDATED STATEMENT OF INCOME
Year ended December 31
(In millions of US$, except per share amounts)

	2003	2002	2001

Sales and operating revenues	13,850	12,483	12,545

Costs and expenses
Cost of sales and operating expenses	11,171	10,032	10,108
Depreciation and amortization (NOTES 3 AND 8)	862	772	809
Selling, administrative and general expenses	758	580	567
Research and development expenses	190	115	134
Interest	212	198	242
Restructuring, impairment and other special charges (NOTE 9)	(38)	63	653
Goodwill impairment (NOTE 8)	28	-	-
Other expenses (income) - net (NOTE 15)	167	56	165
	13,350	11,816	12,678
Income (Loss) from continuing operations before income taxes and
other items	500	667	(133)
Income taxes (NOTE 10)	260	287	(15)
Income (Loss) from continuing operations before other items	240	380	(118)
Equity income	38	44	44
Minority interests	(16)	(3)	14
Income (Loss) from continuing operations	262	421	(60)
Loss from discontinued operations (NOTE 5)	(159)	(21)	(6)
Income (Loss) before cumulative effect of accounting changes	103	400	(66)
Cumulative effect of accounting changes, net of income
taxes of $17 (nil in 2002 and $6 in 2001) (NOTES 4 AND 8)	(39)	(748)	(12)
Net income (Loss)	64	(348)	(78)
Dividends on preference shares	7	5	8
Net income (Loss) attributable to common shareholders	57	(353)	(86)
Earnings (Loss) per share (NOTE 6)
Basic and Diluted
Income (Loss) from continuing operations	0.79	1.29	(0.21)
Loss from discontinued operations	(0.49)	(0.07)	(0.02)
Cumulative effect of accounting changes	(0.12)	(2.32)	(0.04)
Net Income (Loss) per common share - basic and diluted	0.18	(1.10)	(0.27)
Dividends per common share	0.60	0.60	0.60

The accompanying notes are an integral part of the financial statements.

 Alcan Inc.

CONSOLIDATED BALANCE SHEET

As at December 31
(In millions of US$)

	2003	2002	2001
ASSETS
Current assets
Cash and time deposits	778	97	100
Trade receivables (net of allowances of $88 in 2003, $56 in
2002 and $50 in 2001) (NOTES 3, 13 AND 14)	3,235	1,390	1,317
Other receivables	812	676	609
Deferred income taxes (Note 10)	50	-	-
Inventories
Aluminum operating segments
Aluminum	943	905	875
Raw materials	398	359	386
Other supplies	343	309	283
	1,684	1,573	1,544
Packaging operating segment	405	289	290
Pechiney operating segment	1,883	-	-
	3,972	1,862	1,834
Current assets held for sale (NOTE 5)	267	116	99
Total current assets	9,114	4,141	3,959
Deferred charges and other assets (NOTE 16)	1,590	1,178	1,174
Deferred income taxes (Note 10)	887	189	155
Property, plant and equipment (NOTE 17)
Cost (excluding construction work in progress)	21,882	16,238	14,927
Construction work in progress	645	516	542
Accumulated depreciation	(8,216)	(7,319)	(6,458)
	14,311	9,435	9,011
Intangible assets, net of accumulated amortization of $86 in
2003, $52 in 2002 and $24 in 2001 (NOTE 8)	1,218	452	297
Goodwill (NOTE 8)	4,686	2,136	2,746
Long-term assets held for sale (NOTE 5)	142	230	209
Total assets	31,948	17,761	17,551

Alcan Inc.

CONSOLIDATED BALANCE SHEET (Cont'd)

As at December 31
(In millions of US$, except per share data)

	2003	2002	2001
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Payables and accrued liabilities	5,277	2,483	2,523
Short-term borrowings	1,764	378	579
Debt maturing within one year (NOTE 20)	341	249	610
Deferred income taxes (Note 10)	86	-	-
Current liabilities of operations held for sale (NOTE 5)	123	69	62
Total current liabilities	7,591	3,179	3,774
Debt not maturing within one year (NOTES 20 AND 26)	7,437	3,120	2,801
Deferred credits and other liabilities (NOTE 19)	4,100	1,996	1,354
Deferred income taxes (NOTE 10)	1,702	1,010	906
Long-term liabilities of operations held for sale (NOTE 5)	322	14	14
Minority interests	519	150	132

Shareholders' equity
Redeemable non-retractable preference shares (NOTE 21):
Series C: stated value $106, issuable in series, unlimited; number of shares authorized and
outstanding 5,700,000	106	106	106
Series E: stated value $54, issuable in series, unlimited; number of shares authorized and
outstanding 3,000,000	54	54	54
Common shareholders' equity
Common shares, unlimited number of shares authorized, outstanding (in thousands): 365,181 in 2003; 321,470 in 2002; 320,902 in 2001 (NOTE 22)	6,461	4,731	4,713
Additional paid-in capital (NOTES 7 AND 23)	128	42	33
Retained earnings (NOTE 24)	3,331	3,467	4,012
Common shares held by a subsidiary (NOTE 22)	(56)	-	-
Accumulated other comprehensive income (loss)	253	(108)	(348)
	10,117	8,132	8,410
	10,277	8,292	8,570
Commitments and contingencies (NOTE 25)
Total liabilities and shareholders' equity	31,948	17,761	17,551

The accompanying notes are an integral part of the financial statements.

Alcan Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31
(In millions of US$)

	2003	2002	2001
OPERATING ACTIVITIES
Net income (Loss)	64	(348)	(78)
Loss from discontinued operations	159	21	6
Income from continuing operations	223	(327)	(72)
Adjustments to determine cash from operating activities:
Cumulative effect of accounting changes	39	748	12
Depreciation and amortization	862	772	809
Deferred income taxes	(2)	91	(183)
Equity income, net of dividends	(11)	(18)	(19)
Asset impairment provisions	64	33	232
Stock option compensation	13	11	24
Write-off of acquired in process research and development	50	-	-
Loss (Gain) on sales of businesses and investment - net	(44)	9	124
Change in operating working capital
Change in receivables	339	73	455
Change in inventories	69	86	85
Change in payables and accrued liabilities	61	(112)	28
Change in deferred charges, other assets, deferred credits and other liabilities - net	101	171	114
Other - net	37	(18)	5
Cash from operating activities in continuing operations	1,801	1,519	1,614
Cash from operating activities in discontinued operations	11	15	21
Cash from operating activities	1,812	1,534	1,635
FINANCING ACTIVITIES
Proceeds from issuance of new debt	3,638	816	1,850
Debt repayments	(593)	(1,093)	(1,771)
Short-term borrowings - net	577	(209)	(476)
Common shares issued *	42	16	61
Dividends
- Alcan shareholders (including preference)	(200)	(197)	(200)
- Minority interests	(11)	(6)	(2)
Cash from (used for) financing activities in continuing operations	3,453	(673)	(538)
Cash from (used for) financing activities in discontinued operations	(29)	2	-
Cash from (used for) financing activities	3,424	(671)	(538)

* Excludes the non-cash impact of common shares issued in exchange for Pechiney securities.  See note 7 - Acquisition of Pechiney.

The accompanying notes are an integral part of the financial statements.

Alcan Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS (Cont'd)

Year ended December 31
(In millions of US$)

	2003	2002	2001
INVESTMENT ACTIVITIES
Purchase of property, plant and equipment	(838)	(627)	(1,017)
Business acquisitions, net of cash and time deposits acquired (NOTES 7 AND 18)	(3,819)	(346)	(404)
Proceeds from disposal of businesses, investments and other assets, net of cash of companies deconsolidated	63	113	239
Cash used for investment activities in continuing operations	(4,594)	(860)	(1,182)
Cash from (used for) investment activities in discontinued operations	17	(19)	(28)
Cash used for investment activities	(4,577)	(879)	(1,210)
Effect of exchange rate changes on cash and time deposits	21	10	(7)
Increase (Decrease) in cash and time deposits	680	(6)	(120)
Cash and time deposits - beginning of year	98	104	224
Cash and time deposits - end of year in continuing operations	778	97	100
Cash and time deposits - end of year in discontinued operations (NOTE 5)	-	1	4
Cash and time deposits - end of year	778	98	104

The accompanying notes are an integral part of the financial statements.

Alcan Inc.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

Year ended December 31
(In millions of US$)

	Comprehensive Income	Preference Shares - Series C and E	Common Shares	Additional Paid-In Capital	Retained Earnings	Common Shares Held by a Subsidiary	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance at end of 2000		160	4,604	28	4,290	-	(60)	9,022
Net Loss - 2001	(78)				(78)			(78)
Other comprehensive income:
Net change in deferred translation
adjustments	(133)
Net change in excess of market value
over book value of "available-for-
sale" securities	(7)
Net change in minimum pension liability
- net of taxes of $67	(148)						(288)	(288)
Comprehensive loss	(366)

Dividends:
Preference					(8)			(8)
Common					(192)			(192)
Stock option expense				24				24
Exercise of stock options			19	(19)				-
Common shares issued for cash:
Executive share option plan			55					55
Dividend reinvestment and share
purchase plans			5					5
Common shares issued in exchange
for tendered algroup shares			30					30
Balance at end of 2001		160	4,713	33	4,012	-	(348) a	8,570
Net Loss - 2002	(348)				(348)			(348)
Other comprehensive income:
Net change in deferred translation
adjustments	413
Net change in excess of market value
over book value of "available-for-
sale" securities	8
Reclassification to net income	(10)
Net change in minimum pension liability
- net of taxes of $81	(171)						240	240
Comprehensive loss	(108)
Dividends:
Preference					(5)			(5)
Common					(192)			(192)
Stock option expense				11				11
Exercise of stock options			2	(2)				-
Common shares issued for cash:
Executive share option plan			7					7
Dividend reinvestment and share
purchase plans			9					9
Balance at end of 2002		160	4,731	42	3,467	-	(108) b	8,292

The accompanying notes are an integral part of the financial statements.

Alcan Inc.

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (cont'd)

Year ended December 31
(In millions of US$)

	Comprehensive Income	Preference Shares - Series C and E	Common Shares	Additional Paid-In Capital	Retained Earnings	Common Shares Held by a Subsidiary	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity

Net income - 2003	64				64			64
Other comprehensive income:
Net change in deferred translation
adjustments	404
Net change in excess of market value
over book value of "available-for-
sale" securities	8
Reclassification to net income	(8)
Net change in minimum pension liability
net of taxes of $8	(31)
Net change in unrealized gains and
losses on derivatives, net of taxes
of $5	(12)						361	361
Comprehensive income	425
Dividends:
Preference					(7)			(7)
Common					(193)			(193)
Stock option expense				13				13
Exercise of stock options			7	(7)				-
Cost of Pechiney options				80				80
Common shares held by a subsidiary						(56)		(56)
Common shares issued for cash:
Executive share option plan			22					22
Dividends reinvestment and share
purchase plans			20					20
Common shares issued in exchange
for tendered Pechiney securities			1,681					1,681
Balance at end of 2003		160	6,461	128	3,331	(56)	253 c	10,277

a.    Comprised of deferred translation adjustments of ($208), unrealized gain on "available-for-sale" securities of $8, and minimum pension liability of  ($148).

b.    Comprised of deferred translation adjustments of $205, unrealized gain on "available-for-sale" securities of $6, and minimum pension liability of  ($319).

c.     Comprised of deferred translation adjustments of $609, unrealized gain on "available-for-sale" securities of $6, minimum pension liability of ($350) and unrealized loss on derivatives of ($12).

The accompanying notes are an integral part of the financial statements.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

1.         NATURE OF OPERATIONS

Alcan is engaged, together with subsidiaries, joint ventures and related companies, in a variety of aspects of the aluminum and packaging businesses on an international scale. Its operations include the mining and processing of bauxite, the basic aluminum ore; the refining of bauxite into alumina; the generation of electric power for use in smelting aluminum; the smelting of aluminum from alumina; the recycling of used and scrap aluminum; the fabrication of aluminum, aluminum alloys and non-aluminum materials into semi-fabricated and finished products; the producing and converting of specialty packaging and packaging products for many industries including the food, pharmaceutical, cosmetic and health sectors; the distribution and marketing of aluminum, non-aluminum and packaging products; and, in connection with its aluminum operations, the production and sale of industrial chemicals and licensing of alumina and aluminum production technology and related equipment.

Alcan, together with its subsidiaries, joint ventures and related companies, has bauxite holdings in five countries, produces alumina in three countries, smelts primary aluminum in seven countries, operates rolled products plants in nine countries, has engineered products plants in 20 countries, has packaging facilities in 18 countries and has sales outlets and maintains warehouse inventories in the larger markets of the world. Alcan also operates a global transportation network that includes the operation of bulk cargo vessels, port facilities and freight trains.

Pechiney, headquartered in Paris, France, has bauxite holdings in two countries, produces alumina in four countries, smelts primary aluminum in six countries, operates fabrication plants and a research centre in six countries, has packaging facilities in 18 countries and has an international trade division, consisting of a sales network, trading activities and distribution network in 60 countries.

Pechiney - Basis of Presentation
As described in note 7 - Acquisition of Pechiney, Alcan acquired Pechiney on December 15, 2003. Pechiney refers to Pechiney, a French société anonyme, and, where applicable, its consolidated subsidiaries. The balance sheet of Pechiney is included in the consolidated financial statements as at December 31, 2003, and the statements of income and cash flows of Pechiney have been included in the consolidated financial statements beginning January 1, 2004.

2.         CHANGE IN REPORTING GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Alcan has historically prepared and filed its financial statements in accordance with Canadian generally accepted accounting principles (GAAP) with a reconciliation to United States (U.S.) GAAP.  On January 1, 2004, the Company adopted U.S. GAAP as its primary reporting standard for presentation of its consolidated financial statements. Historical consolidated financial statements were restated in accordance with the guidance provided under U.S GAAP. Note 32 - Differences between United States and Canadian Generally Accepted Accounting Principles (GAAP) provides an explanation and reconciliation of differences between U.S. and Canadian GAAP.

The Company has adopted U.S. GAAP to enhance its communication with its shareholders, improve comparability of financial information with its competitors and peer group, and promote a common financial language within Alcan.

3.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions.  These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements.  They may also affect the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of subsidiaries that are controlled by Alcan, all of which are majority owned.  Investments in entities over which Alcan has significant influence are accounted for using the equity method.  Under the equity method, Alcan's investment is increased or decreased by Alcan's share of the undistributed net income or loss and deferred translation adjustments since acquisition.  Investments in joint ventures over which Alcan has an undivided interest in the assets and liabilities are proportionately consolidated to the extent of Alcan's participation.  All other investments in joint ventures are accounted for using the equity method.  Other investments are accounted for using the cost method.  Intercompany balances and transactions, including profits in inventories, are eliminated in the consolidated financial statements.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

3.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

All business combinations are accounted for under the purchase method.

Foreign Currency

The assets and liabilities of foreign operations, whose functional currency is other than the U.S. dollar (located principally in Europe and Asia), are translated into U.S. dollars at the year-end exchange rates.  Revenues and expenses are translated at average exchange rates for the year.  Differences arising from exchange rate changes are included in the Deferred translation adjustments (DTA) component of Accumulated other comprehensive income. If there is a reduction in the Company's ownership in a foreign operation, the relevant portion of DTA is recognized in Other expenses (income) - net. All other operations, including most of those in Canada, have the U.S. dollar as the functional currency.  Monetary items denominated in currencies other than the U.S. dollar are translated at year-end exchange rates and translation gains and losses are included in income.  Non-monetary items are translated at historical rates.

The Company has entered into foreign currency contracts and options to hedge certain future, identifiable foreign currency revenue and operating cost exposures.  All such contracts are reported at fair value on the Consolidated Balance Sheet.  For contracts qualifying as cash flow hedges, changes in fair value are recorded in Other comprehensive income and are transferred to Sales and operating revenues, Cost of sales and operating expenses, or Depreciation and amortization, as applicable, concurrently with the recognition of the item being hedged.  For contracts qualifying as fair value hedges, changes in fair value are recorded in the statement of income together with the changes in the fair value of the hedged item.  For contracts not qualifying as hedges, changes in fair value are recorded in Other expenses (income) - net.

Foreign currency forward contracts and swaps are also used to hedge certain foreign currency denominated debt and intercompany foreign currency denominated loans.  Changes in the fair value of these contracts are recorded in Other expenses (income) - net concurrently with the changes in the fair value of the foreign currency denominated debt and intercompany foreign currency denominated loans being hedged.

The Company has entered into forward exchange contracts to hedge certain foreign currency denominated net equity investments.  All such contracts are reported at fair value on the Consolidated Balance Sheet.  Changes in fair value are reported in the DTA component of Accumulated other comprehensive income concurrently with changes in the fair value of the equity being hedged.  If there is a reduction in the Company's ownership in a foreign operation, the relevant portion of DTA is recognized in Other expenses (income) - net.

Revenue Recognition

Revenue from product sales, net of trade discounts and allowances, is recognized once delivery has occurred provided that persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectibility is reasonably assured.  Delivery is considered to have occurred when title and risk of loss have transferred to the customer.  Revenue from services is recognized as services are rendered and accepted by the customer.

Shipping and Handling Costs

Amounts charged to customers related to shipping and handling are included in Sales and operating revenues, and related shipping and handling costs are recorded in Cost of sales and operating expenses.

Commodity Contracts and Options

Generally, all of the forward metal contracts and options serve to hedge certain future identifiable aluminum price exposures.  For these contracts, the fair values of the derivatives are recorded on the Consolidated Balance Sheet.  For contracts qualifying as cash flow hedges, the effective portions of the changes in fair value are recorded in Other comprehensive income and are reclassified, together with related hedging costs, to Sales and operating revenues or Cost of sales and operating expenses, concurrently with the recognition of the underlying item being hedged or in the period that the derivatives no longer qualify as cash flow hedges.

All oil and natural gas futures contracts, swaps and options are recorded at fair value on the balance sheet.  For contracts qualifying as cash flow hedges, the effective portions of the changes in the fair value are recorded in Other comprehensive income and are reclassified to the statement of income concurrently with the recognition of the underlying item being hedged.  For contracts not qualifying for hedge accounting, changes in fair value are recorded in Other expenses (income) - net.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

3.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Physical metals purchase and sales contracts with third parties and related forward metal contracts are considered to be derivatives held for trading purposes and are recorded at fair value on the balance sheet.  Changes in fair value are recorded on a net basis in Sales and operating revenues.

In circumstances where the Company's  purchase or sales contracts for a commodity contain derivative characteristics, these contracts are generally not recorded at fair value as they involve quantities that are expected to be used or sold in the normal course of business over a reasonable period of time.

Interest Rate Swaps

The Company enters into interest rate swap agreements to manage its exposure  to fluctuations in interest rates on its long-term debt.  These swaps are marked-to-market in the financial statements and all changes in fair value are recorded in Other expenses (income) - net.

Inventories

Aluminum, raw materials and packaging products, other supplies and Pechiney inventories are stated at cost (determined for the most part on the monthly average cost method) or net realizable value, whichever is lower.

Capitalization of Interest Costs

The Company capitalizes interest costs associated with the financing of major capital expenditures up to the time the asset is ready for its intended use.

Sale of Receivables

When the Company sells certain receivables, it retains servicing rights and provides limited recourse, which constitute retained interests in the sold receivables.  No servicing asset or liability is recognized in the financial statements as the fees received by the Company reflect the fair value of the cost of servicing these receivables.  The related purchase discount is included in Other expenses (income) - net.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Additions, improvements and major renewals are capitalized; normal maintenance and repair costs are expensed.  An impairment loss is recognized when the carrying amount of these assets is not recoverable and exceeds their fair value.  Depreciation is calculated on the straight-line method using rates based on the estimated useful lives of the respective assets.  The principal rates range from 2% to 10% for buildings and structures, 1% to 4% for power assets and 3% to 20% for chemical, smelter and fabricating assets. Gains or losses from the sale of assets are included in Other expenses (income) - net.

Impairment or Disposal of Long-Lived Assets

The Company reviews its long-lived assets and amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable.  An impairment loss is recognized when the carrying amount of the assets exceeds the future undiscounted cash flows expected from the asset.  Any impairment loss is measured as the amount by which the carrying value exceeds the fair value.  Such evaluations for impairment are significantly impacted by estimates of future prices for the Company's product, capital needs, economic trends in the market and other factors.  Quoted market values are used whenever available to estimate fair value.  When quoted market values are unavailable, the fair value of the long-lived asset is generally based on estimates of discounted expected net cash flows.  Assets to be disposed of by sale are reflected at the lower of their carrying amount or fair value less cost to sell and are not depreciated while classified as held for sale.

Goodwill

Goodwill is tested for impairment on an annual basis at the reporting unit level and is also tested for impairment when events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below the carrying value.  Fair value is determined using discounted cash flows.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

3.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Intangible Assets

Intangible assets are primarily trademarks and patented and non-patented technology, purchase contracts and customer contracts all of which have finite lives.  Intangible assets are recorded at cost less accumulated amortization and are amortized over their useful life, which is generally 15 years, using the straight-line method of amortization.

Environmental Costs and Liabilities

Environmental liabilities for legal obligations associated with the retirement of a tangible long-lived asset that result from its acquisition, construction, development or normal operation are recognized at their fair values when incurred and a corresponding asset retirement cost is added to the carrying amount of the related asset.  In subsequent periods, the carrying amount of the liability is adjusted to reflect the passage of time and any changes in the timing or amount of the underlying future cash flows.  The asset retirement cost is amortized to expense over the asset's useful life.

Environmental liabilities that are not legal asset retirement obligations are expensed or capitalized, as appropriate.  Environmental expenditures of a capital nature that extend the life, increase the capacity or improve the safety of an asset or that mitigate or prevent environmental contamination that has yet to occur are included in Property, plant and equipment and are depreciated generally over the remaining useful life of the underlying asset.  Expenditures relating to existing conditions caused by past operations, and which do not contribute to future revenues, are expensed when probable and estimable and are normally included in Cost of sales and operating expenses except for large, unusual amounts, which are included in Other expenses (income) - net.  Recoveries relating to environmental liabilities are recorded when received.

Pensions and Post-Retirement Benefits

Using appropriate actuarial methods and assumptions, the Company's defined benefit pension plans are accounted for in accordance with the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 87, Employers' Accounting for Pensions.  The post-retirement benefits are accounted for in accordance with SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions.  Pension and post-retirement benefit obligations are actuarially calculated using management's best estimates and based on expected service period, salary increases and retirement ages of employees.  Pension and post-retirement benefit expense includes the actuarially computed cost of benefits earned during the current service period, the interest cost on accrued obligations, the expected return on plan assets based on fair market value and the straight-line amortization of net actuarial gains and losses and adjustments due to plan amendments.  All net actuarial gains and losses are amortized over the expected average remaining service life of the employees.

Stock Options and Other Stock-Based Compensation

The Company accounts for its stock options granted under the share option plan using the fair value provisions of SFAS No. 123, Accounting for Stock-Based Compensation.  Under the fair value method, stock-based compensation expense is recognized in the statement of income over the applicable vesting period.  When stock options are exercised, the consideration paid by employees, together with the applicable amount in additional paid-in capital, is credited to common shares.  Other stock-based compensation arrangements, that can be settled in cash and are based on the change in the common share price during the period, are recognized in income over the vesting period of awards.  Stock-based compensation expense is recorded in Selling, administrative and general expenses in the statement of income.

Income Taxes

Income taxes are accounted for under the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Cash and Time Deposits

All time deposits have original maturities of 90 days or less and qualify as cash equivalents.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

3.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

Allowance For Doubtful Accounts

The allowance for doubtful accounts reflects management's best estimate of probable losses inherent in the trade receivables balance.  Management determines the allowance based on known doubtful accounts, historical experience, and other currently available evidence.

Guarantees

The Company follows the recognition and measurement provisions of the FASB Interpretation No. (FIN) 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.  The provisions are applied on a prospective basis to guarantees issued or modified after December 31, 2002.  Under FIN 45, guarantees issued after December 31, 2002, are recorded as a liability equal to the fair value of the obligation at the inception of the guarantee. See note 25 - Commitments and Contingencies.

Recently Issued Accounting Standards

Consolidation of Variable Interest Entities

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities.  This interpretation requires that existing unconsolidated variable interest entities be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved.  An entity that holds a significant variable interest but is not the primary beneficiary is subject to specific disclosure requirements.

On December 24, 2003, the FASB issued a revision to FIN 46.  Under this revision, application of FIN 46 is required for periods ending after December 15, 2003, only for existing variable interest entities that are structured as special-purpose entities.  Application by public entities for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004.  The Company does not hold any interests in variable interest entities that are structured as special-purpose entities.  The Company's financial statements were not impacted by this interpretation.

4.             ACCOUNTING CHANGES

Stock Options and Other Stock-Based Compensation

Effective January 1, 2004, the Company adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation.  Under the retroactive restatement method selected by the Company as described in SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, compensation cost recognized in the statement of income for the year ended December 31, 2003 is the same as that which would have been recognized had the fair value method of SFAS No. 123 been applied from its original effective date.  All prior years presented have been restated to reflect compensation cost as if the fair value method had been applied from the original effective date of SFAS No. 123.

The impact of the adoption of the fair value method of accounting for stock-based compensation was an increase in stock-based compensation expense of $13 for the year ended December 31, 2003 (2002: $11; 2001: $24).  The impact as at December 31, 2003 was an increase in additional paid-in capital of $48 (2002: $42; 2001: $33), an increase in common shares of $35 (2002: $28; 2001: $25), and a decrease in retained earnings of $83 (2002: $70; 2001: $58).  The earnings per common share impact of this restatement is a reduction of $0.04 per share for the year ended December 31, 2003 (2002: $0.03; 2001: $0.08).

Asset Retirement Obligations

On January 1, 2003, the Company retroactively adopted SFAS No. 143, Accounting for Asset Retirement Obligations.  Under SFAS No. 143, the Company recognized additional liabilities, at fair value, of approximately $107 as at January 1, 2003, for existing legal asset retirement obligations. Such liabilities are adjusted for accretion costs and revisions in estimated cash flows.  The related asset retirement costs are capitalized as increases to the carrying amount of the associated long-lived assets and accumulated depreciation on these capitalized costs is recognized.  These liabilities consist primarily of environmental remediation costs, resulting from normal operations, associated with certain bauxite residue disposal sites at its alumina refineries and the disposal of certain of its spent potlining associated with smelter facilities.  An after-tax charge of $39 for the cumulative effect of accounting change was recorded as a result of the new standard, relating primarily to costs for spent potlining disposal for pots currently in operation.  As at January 1, 2003, Property, plant and equipment - cost has been increased by $140, Property, plant and equipment - accumulated depreciation has been increased by $90, Deferred credits and other liabilities have been increased by $107, and Deferred income taxes have been reduced by $18.  Net income for the year ended December 31, 2002 would not have been materially different if this standard had been adopted effective January 1, 2002.  For the year ended December 31, 2003, net income was reduced by $1 due to the adoption of the standard.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

4.             ACCOUNTING CHANGES (cont'd)

The following is a reconciliation of the aggregate carrying amount of liabilities for asset retirement obligations and the pro forma impact for the year ended December 31, 2002, as if the standard had been adopted effective January 1, 2002.

		Pro forma
	2003	2002
Balance - beginning of year	389	363
Acquisition of Pechiney	116	-
Liabilities incurred	35	12
Liabilities settled	(25)	(12)
Accretion expense	25	17
Exchange	91	9
Revisions in estimated cash flows	(53)	-
Balance - end of year	578	389

Goodwill and Other Intangible Assets

On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. Under this standard, goodwill and other intangible assets with an indefinite life are no longer amortized but are carried at the lower of carrying value and fair value. Goodwill and other intangible assets with an indefinite life are tested for impairment on an annual basis.

Goodwill is tested for impairment using a two-step test. Under the first step, the fair value of a reporting unit, based upon discounted cash flows, is compared to its net carrying amount. If the fair value is greater than the carrying amount, no impairment is deemed to exist. However, if the fair value is less than the carrying amount, a second test must be performed whereby the fair value of the reporting unit's goodwill must be estimated to determine if it is less than its carrying amount. Fair value of goodwill is estimated in the same way as goodwill is determined at the date of acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit.

An impairment of $748 (including $8 relating to assets held for sale) was identified in the goodwill balance as at January 1, 2002, and was charged to income as a cumulative effect of accounting change in 2002 upon adoption of the new accounting standard. Any further impairment arising subsequent to January 1, 2002, is taken as a charge against income. As a result of the new standard, the Company no longer amortizes goodwill. The amount of goodwill amortization was $69 in 2001.

Impairment or Disposal of Long-Lived Assets

In 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under this standard, an impairment loss is recognized when the carrying amount of a long-lived asset held for use is not recoverable and exceeds its fair value. No impairment charges were recorded upon adoption of this new standard. Impairment charges recorded during 2003 are described in note 5 - Discontinued Operations and Assets Held for Sale, note 9 - Restructuring, Impairment and Other Special Charges and note 15 - Other Expenses (Income) - Net.

Under this standard, a long-lived asset to be disposed of by sale is measured at the lower of its carrying amount or fair value less cost to sell, and is not depreciated while classified as held for sale. Assets and liabilities classified as held for sale are reported as assets held for sale and liabilities of operations held for sale on the balance sheet. A long-lived asset to be disposed of other than by sale, such as by abandonment, before the end of its previously estimated useful life, is classified as held for use until it is disposed of and depreciation estimates revised to reflect the use of the asset over its shortened useful life. Also, the standard requires that the results of operations of a component of an enterprise, that has been disposed of either by sale or abandonment or is classified as held for sale, be reported as discontinued operations if the operations and cash flows of the component have been, or will be, eliminated from the ongoing operations as a result of the disposal transaction and the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction. A component of an enterprise comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the enterprise. Disposal activities relating to long-lived assets initiated by the Company in 2003 are described in note 5 - Discontinued Operations and Assets Held for Sale.

Derivatives

On January 1, 2001, the Company adopted SFAS Nos. 133 and 138, Accounting for Derivative Instruments and Hedging Activities.  These standards require that all derivatives be recorded in the financial statements at fair value.  Unrealized gains and losses resulting from the valuation of derivatives at fair value are recognized in net income as the gains and losses arise and not concurrently with the recognition of the transactions being hedged.  Upon initial adoption of SFAS Nos. 133 and 138 on January 1, 2001, the cumulative effect of the accounting change resulted in a decrease in net income of $12.

On July 1, 2003, the Company adopted SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities.  This standard amends and clarifies financial accounting and reporting for derivatives and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.  This standard has no impact on the Company's financial statements.

Costs Associated with Exit or Disposal Activities

On January 1, 2003, the Company prospectively adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.  This standard requires that a liability associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of the Company's commitment to an exit plan.

Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity

On July 1, 2003, the Company adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.  This standard requires that certain financial instruments embodying an obligation to transfer assets or to issue equity securities be classified as liabilities. This standard has no impact on the Company's financial statements.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

4.          ACCOUNTING CHANGES (cont'd)

Guarantees

On January 1, 2003, the Company adopted the recognition and measurement provisions of FIN 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.  The provisions are applied on a prospective basis to guarantees issued or modified after December 31, 2002.

As at December 31, 2002, the Company had guaranteed the repayment of approximately $3 of indebtedness by third parties.  Alcan believes that none of these guarantees is likely to be invoked.  Under FIN 45, guarantees issued after December 31, 2002, are recorded as a liability equal to the fair value of the obligation at the inception of the guarantee. See note 25 - Commitments and Contingencies.

5.         DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

In the second quarter of 2003, the Company committed to a plan to sell certain non-strategic Packaging operations, as the businesses are not part of its core operations. These businesses are classified as held for sale and are included in discontinued operations. An impairment charge of $138 was recorded in discontinued operations to reduce the carrying values of these businesses to estimated fair values less costs to sell.  Fair values were determined based on either discounted cash flows or selling price.  The remaining divestments are expected to be completed by June 30, 2004.

In the fourth quarter of 2003, the Company recorded the sale of Fibrenyle, one of the non-strategic Packaging operations, in the U.K. for proceeds of $29.  In December 2003, the Company classified in discontinued operations its extrusions operation in Milan, Italy (Engineered Products). These operations had been classified as held and used until their sale in December 2003. Discontinued operations include a net loss of $8, comprising a loss of $17 on the sale of the extrusions operations and a gain of $9 on the sale of Fibrenyle.  On December 31, 2003, the Company classified the aluminum rolling mill in Ravenswood, West Virginia, as held for sale. Ravenswood was acquired through the acquisition of Pechiney. See Note 34 - Subsequent Events.

In the first quarter of 2004, the Company committed to a plan to sell certain non-strategic assets in the Engineered Products operating segment that are not part of its core operations.  The Company is actively pursuing potential purchasers and expects the sale to be completed in the first quarter of 2005.  An impairment charge of $21 was recorded in discontinued operations in 2003 to reduce the carrying value of these assets to estimated fair value less costs to sell.  These assets are classified as held for sale and are included in discontinued operations.  On May 14, 2004, the Company announced the sale of the Boxal Group, which comprises three manufacturing facilities in France, the Netherlands and Switzerland and as well as a sales office in Germany.  The Boxal Group is part of the non-strategic packaging operations.

Fair values were determined based on either discounted cash flows or expected selling price.  Certain financial information has been reclassified in the prior periods to present these businesses as discontinued operations on the statement of income, as assets held for sale and liabilities of operations held for sale on the balance sheet and as cash flows from (used for) discontinued operations on the statement of cash flows.

Selected financial information for the businesses included in discontinued operations is reported below:

Year ended December 31	2003	2002	2001
Sales	337	320	324
Loss from operations	(6)	(12)	(8)
Loss on disposal - net	(8)	-	-
Loss from impairment	(159)	(9)	(2)
Pre-tax loss	(173)	(21)	(10)
Income taxes recovered	14	-	4
Loss from discontinued operations	(159)	(21)	(6)

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

5.             DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE (cont'd)

The major classes of Assets held for sale and Liabilities of operations held for sale are as follows:

	2003	2002	2001
Current assets held for sale:
Cash and time deposits	-	1	4
Trade receivables	86	58	41
Other receivables	28	12	13
Deferred income taxes	3	-	-
Inventories	150	45	41
	267	116	99
Long-term assets held for sale:
Deferred charges and other assets	3	4	4
Deferred income taxes	70	-	-
Property, plant and equipment, net	47	159	141
Intangible assets, net	-	14	13
Goodwill, net	22	53	51
	142	230	209
Current liabilities of operations held for sale:
Payables and accrued liabilities	122	65	60
Short-term borrowings	1	4	2
	123	69	62
Long-term liabilities of operations held for sale:
Debt not maturing within one year	-	-	-
Deferred credits and other liabilities	314	2	-
Deferred income taxes	8	12	14
	322	14	14

6.         EARNINGS PER SHARE - BASIC AND DILUTED

Basic and diluted earnings per share are based on the weighted average number of shares outstanding during the year.  The treasury stock method for calculating the dilutive impact of stock options is used.  The following table outlines the calculation of basic and diluted earnings per share on income from continuing operations.

	2003	2002	2001
Numerator:
Income (Loss) from continuing operations	262	421	(60)
Less: dividends on preference shares	(7)	(5)	(8)
Income (Loss) from continuing operations attributable to common shareholders	255	416	(68)
Denominator (number of common shares in millions):
Weighted average of outstanding shares	322	321	320
Effect of dilutive stock options	-	1	1
Adjusted weighted average of outstanding shares	322	322	321
Income (Loss) from continuing operations per common share - basic and diluted	0.79	1.29	(0.21)

Options to purchase 3,443,855 common shares (2002: 1,146,500; 2001: 579,000) at a weighted average grant price of CAN $53.70 per share (2002: CAN$60.16; 2001: CAN$59.35) were outstanding during the year but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average price of the common shares.

As at December 31, 2003, there are 365,181,101 common shares outstanding (2002: 321,470,298; 2001: 320,901,748).

As described in note 1 - Nature of Operations, the results of operations of Pechiney are not included in the 2003 statement of income. The common shares issued in December 2003 as part of the Pechiney acquisition are excluded from the weighted average of outstanding shares.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

7.         ACQUISITION OF PECHINEY

During the initial offer period, which closed on November 24, 2003, 77,950,776 Pechiney shares, 1,598 Pechiney bonus allocation rights and 7,722,915 Pechiney OCEANEs were tendered, representing 92.21% of Pechiney share capital and 93.55% of Pechiney voting rights, on a fully diluted basis. Pechiney shares, Pechiney bonus allocation rights, and Pechiney OCEANEs and Pechiney American Depositary Shares (ADS) are collectively hereby referred to as Pechiney securities. On December 15, 2003, the Company acquired the Pechiney securities tendered during the initial offer and as consideration, issued 42,413,105 common shares (including 1,417,910 shares to Pechiney) valued at $39.63 per share and paid $3,544 in cash. Accordingly, Pechiney became a subsidiary of the Company on December 15, 2003. In addition, the Company assumed from Pechiney total debt of $2,130 (short-term borrowings, debt maturing within one year, and debt not maturing within one year). The value of $39.63 per share represents the average closing market price for an Alcan common share for a reasonable period of time before and after November 17, 2003, the date at which the number of Alcan common shares to be issued and the amount of cash consideration for each Pechiney share became fixed.

The offer was re-opened from December 9 to 23, 2003. During the re-opened offer, 3,826,638 Pechiney shares, 19 Pechiney bonus allocation rights and 149,072 Pechiney OCEANEs were tendered. As more than 95% of the capital and voting rights of Pechiney were tendered (on a fully diluted basis) during the initial and re-opened offers, the Company paid to the holders of Pechiney securities who tendered during the initial offer, additional consideration of $100 on January 19, 2004. This additional consideration was recorded in 2003 as it became payable on December 23, 2003, the date the re-opened offer closed.

On January 15, 2004, the Company acquired the Pechiney securities tendered in the re-opened offer and as consideration, issued 2,082,075 common shares of the Company valued at $39.63 per share and paid $158 in cash including $5 as payment of additional consideration for holders of Pechiney securities who tendered during the re-opened offer. The additional ownership acquired through this re-opened offer was accounted for in the first quarter of 2004 when the Company settled the purchase price and obtained legal title of the Pechiney securities tendered during the re-opened offer.

The withdrawal offer of Alcan, made in accordance with French securities regulations, as a required step to acquire all remaining Pechiney equity securities, was opened from January 23 to February 5, 2004. It was followed on February 6, 2004, by a compulsory acquisition by which Alcan became the owner of the remaining Pechiney equity securities it did not already own. On January 23, 2004, Alcan paid $109, which was accounted for in the first quarter of 2004, representing the aggregate consideration for the withdrawal offer and compulsory acquisition (without taking into account the Pechiney shares that could have resulted from exercise of Pechiney options between January 23 and February 5, 2004), for distribution in accordance with the provisions of French securities regulations. On February 6, 2004, the Company paid $7, which was accounted for in the first quarter of 2004, in order to complete the acquisition of the Pechiney shares that were issued between January 23 and February 5, 2004, upon the exercise of Pechiney options. On February 6, 2004, Pechiney became a wholly-owned subsidiary of the Company.

Pechiney's three core businesses are primary aluminum, aluminum conversion and packaging. The transaction is intended to enable Alcan to build upon its position as one of the world's leading aluminum and packaging companies and to benefit from the combined entity's enhanced scale, financial strength and technological resources as well as its increased capacity to serve customers worldwide. The combined entity expects to benefit from a larger and more diversified low-cost global position in primary aluminum production with opportunities for profitable growth, an advanced aluminum fabricating business with facilities around the world and a leading position in flexible packaging.

The acquisition was accounted for using the purchase method. The balance sheet of Pechiney is included in the consolidated financial statements as at December 31, 2003, and the results of operations and cash flows of Pechiney have been included in the consolidated financial statements beginning January 1, 2004. Given the magnitude of the acquisition of Pechiney and due to the fact that the transaction was completed at the end of 2003, a tentative purchase price allocation has been performed and, as permitted by accounting standards, the final valuation will be completed in 2004. The Company is in the process of completing its valuations of certain assets and liabilities. Accordingly, the fair value of assets acquired and liabilities assumed could differ materially from the amounts presented in the consolidated financial statements. The significant elements for which the fair values could be modified include property, plant and equipment, intangible assets, goodwill, deferred income taxes, deferred charges and other assets and deferred credits and other liabilities.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

7.             ACQUISITION OF PECHINEY (cont'd)

The divestitures required for regulatory reasons as a result of the Pechiney acquisition are described in note 25 - Commitments and Contingencies.

2003
Fair value of net assets acquired at date of acquisition
Trade receivables	1,774
Other receivables	236
Deferred income taxes - current	50
Inventories	1,883
Current assets held for sale	166
Deferred charges and other assets	384
Deferred income taxes - non-current	672
Property, plant and equipment	4,293
Intangible assets	659
Goodwill (1)	2,283
Long-term assets held for sale	83
Total assets	12,483

Payables and accrued liabilities	2,424
Deferred income taxes - current	86
Short-term borrowings	849
Debt maturing within one year	202
Current liabilities of operations held for sale	64
Debt not maturing within one year	1,004
Long-term liabilities of operations held for sale	313
Minority interests	375
Deferred credits and other liabilities	1,467
Deferred income taxes - non-current	624
Fair value of net assets acquired at date of acquisition - net of cash and time deposits acquired	5,075

(1) See note 8 - Goodwill and Intangible Assets

The $2,283 of goodwill has been assigned to the Pechiney segment, as the new management organizational structure is not yet in place. The goodwill is not expected to be deductible for tax purposes.

Of the $659 of acquired intangible assets, $50 was assigned to in-process research and development assets that were written off at the date of acquisition.  These write-offs are included in Research and development expenses.

Acquisition Cost

2003
Issuance of common shares on December 15, 2003 (40,995,195* common shares without nominal or par value; average market value of $39.63 per
share)	1,625
Cash paid of $3,544 net of cash and time deposits acquired of $335	3,209
Additional consideration for initial offer paid in 2004	100
Cost of Pechiney options	80
Transaction costs	61
Total acquisition cost - net of cash and time deposits acquired	5,075

* Represents the issuance of 42,413,105 common shares net of 1,417,910 shares held by Pechiney.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

7.         ACQUISITION OF PECHINEY (cont'd)

Supplemental pro forma information (in millions of US$, except per share amounts)

The following unaudited pro forma information for 2003 and 2002 presents a summary of consolidated results of operations of the Company and Pechiney as if the combination had occurred on January 1, 2002. These pro forma results have been prepared for comparative purposes only.

	2003	2002
	(UNAUDITED)	(UNAUDITED)
Sales and operating revenues	25,748	23,433
Income from continuing operations	126	254
Net income (Loss)	(35)	183
Income from continuing operations per common share - basic and diluted	0.35	0.70
Net income (Loss) per common share - basic and diluted	(0.10)	0.51

8.         GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in the carrying amount of goodwill for the year ended December 31, 2003, are as follows:

	BALANCE AS AT JANUARY 1, 2003	IMPAIRMENT LOSSES	DISPOSALS	ADDITIONS	DEFERRED TRANSLATION ADJUSTMENTS	ADJUSTMENTS	BALANCE AS AT DECEMBER 31, 2003
Bauxite and Alumina	546	-	-	-	-	12	558
Primary Metal	344	-	-	6	12	(1)	361
Engineered Products	161	(28)	-	33	18	(1)	183
Packaging	1,085	-	-	75	126	15	1,301
Pechiney	-	-	-	2,283	-	-	2,283
Goodwill excluding amount
included in Long-term assets
held for sale	2,136	(28)	-	2,397	156	25	4,686
Goodwill included in Long-term
assets held for sale	53	-	(11)	-	(1)	(19)	22
Total	2,189	(28)	(11)	2,397	155	6	4,708

The changes in the carrying amount of goodwill for the year ended December 31, 2002, are as follows:

	BALANCE AS AT JANUARY 1, 2002	IMPAIRMENT LOSSES	DISPOSALS	ADDITIONS	DEFERRED TRANSLATION ADJUSTMENTS	ADJUSTMENTS	BALANCE AS AT DECEMBER 31, 2002
Bauxite and Alumina	543	-	-	-	-	3	546
Primary Metal	298	-	-	33	10	3	344
Rolled Products Europe	163	(163)	-	-	-	-	-
Engineered Products	466	(321)	-	2	19	(5)	161
Packaging	1,255	(256)	-	-	94	(8)	1,085
Other	21	-	-	-	-	(21)	-
Goodwill excluding amount
included in Long-term assets
held for sale	2,746	(740)	-	35	123	(28)	2,136
Goodwill included in Long-term
assets held for sale	51	(8)	-	-	9	1	53
Total	2,797	(748)	-	35	132	(27)	2,189

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

8.          GOODWILL AND INTANGIBLE ASSETS (cont'd)

In accordance with SFAS 142, the Company completed an initial review to determine whether, at January 1, 2002, there was impairment in the goodwill balance.  As a result of this review, an impairment loss of $748 (including $8 relating to long-term assets held for sale) was recognized in income in 2002 as a cumulative effect of accounting change.  The adjustment reflected the decline in end-market conditions in the period from the algroup merger in October 2000 to January 1, 2002.  The fair value of all reporting units was determined using discounted future cash flows.  The annual test was also completed in 2002 and no further impairment was identified.

In 2003, a reduction in goodwill of $7 (2002: $28), included in adjustments, was recorded principally relating to a decrease in the valuation allowance related to future income tax assets acquired in the combination with algroup, but which were not recognized at the date of the business combination.

As a result of the annual test to determine whether, for the year ended December 31, 2003, there was impairment in the carrying amount of goodwill, an impairment loss of $28 relating to the extrusions businesses in Europe was recognized as a charge to income in 2003.

The changes in the carrying amount of goodwill for the year ended December 31, 2001, are as follows:

	BALANCE AS AT JANUARY 1, 2001	DISPOSALS	ADDITIONS	DEFERRED TRANSLATION ADJUSTMENTS	ADJUSTMENTS	AMORTIZATION	BALANCE AS AT DECEMBER 31, 2001
Bauxite and Alumina	384	-	234	-	(62)	(13)	543
Primary Metal	257	-	-	(2)	50	(7)	298
Rolled Products Europe	165	-	-	(7)	9	(4)	163
Engineered Products	458	-	-	(14)	34	(12)	466
Packaging	1,249	(3)	7	(32)	66	(32)	1,255
Other	20	-	30	-	(28)	(1)	21
Goodwill excluding amount included in Long-term assets held for sale	2,533	(3)	271	(55)	69	(69)	2,746
Goodwill included in Long-term assets held for sale	56	-	-	(4)	-	(1)	51
Total	2,589	(3)	271	(59)	69	(70)	2,797

Intangible Assets with Finite Lives

	GROSS CARRYING AMOUNT	ACCUMULATED AMORTIZATION	NET BOOK VALUE
		DECEMBER 31, 2003
Trademarks	178	33	145
Patented and non-patented technology	497	51	446
Purchase contracts	291	2	289
Customer contracts	115	-	115
Prior service costs	223	-	223
	1,304	86	1,218
DECEMBER 31, 2002
Trademarks	134	20	114
Patented and non-patented technology	208	31	177
Purchase contracts	20	1	19
Prior service costs	142	-	142
	504	52	452
DECEMBER 31, 2001
Trademarks	119	10	109
Patented and non-patented technology	185	14	171
Prior service costs	17	-	17
	321	24	297

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

8.         GOODWILL AND INTANGIBLE ASSETS (cont'd)

The aggregate amortization expense for the year ended December 31, 2003, was $26 (2002: $23; 2001: $20).  The estimated amortization expense for the five succeeding fiscal years is approximately $69 per year.  In 2003, the Company acquired intangible assets of $727 (2002: $20; 2001: nil).  These assets are comprised of trademarks of $27 (2002: nil; 2001: nil), patented and non-patented technology of $313 (2002: nil; 2001: nil), purchase contracts of $272 (2002: $20; 2001: nil), and customer contracts of $115 (2002: nil; 2001: nil).

Pro forma net income and net income per common share - basic and diluted, before goodwill amortization for 2001, are presented below.

YEAR ENDED DECEMBER 31	2001
Reported net loss	(78)
Goodwill amortization	69
Adjusted net loss	(9)
Net income (Loss) per common share - basic and diluted
Reported net loss	(0.27)
Goodwill amortization	0.21
Adjusted net loss per common share - basic and diluted	(0.06)

9.         RESTRUCTURING, IMPAIRMENT AND OTHER SPECIAL CHARGES

In 2001, the Company implemented a restructuring program aimed at safeguarding its competitiveness, resulting in a series of plant sales, closures and divestments throughout the organization. In the context of the Company's objective of value maximization, a detailed business portfolio review was undertaken in 2001 to identify high cost operations, excess capacity and non-core products.  Impairment charges arose as a result of negative projected cash flows and recurring losses. These charges related principally to buildings, machinery and equipment and some previously capitalized project costs. This program was completed in 2003.  The following information relates only to the 2001 program.

Restructuring and asset impairment charges

The schedule provided below shows details of the provision balances and related cash payments for the restructuring and asset impairment charges relating to the 2001 restructuring program:

	SEVERANCE COSTS	ASSET IMPAIRMENT PROVISIONS	OTHER	TOTAL
2001:
Charges	111	268	28	407
Cash payments - net	(6)	-	(7)	(13)
Non-cash charges	-	(268)	-	(268)
Provision balance as at December 31, 2001	105	-	21	126
2002:
Charges	35	17	30	82
Cash payments - net	(63)	-	-	(63)
Non-cash charges	(6)	(17)	(9)	(32)
Provision balance as at December 31, 2002	71	-	42	113
2003:
Charges (recoveries)	(3)	-	(26)	(29)
Cash payments - net	(45)	-	(26)	(71)
Non-cash charges	-	-	33	33
Provision balance as at December 31, 2003	23	-	23	46

The remaining provision balance of $46 at December 31, 2003, related principally to employee severance costs and environmental remediation for which payments will be made over an extended period.

2003 Activities

In 2003, Restructuring, impairment and other special charges of ($38), pre-tax were recorded, which included recoveries in restructuring and asset impairment charges of $29 and other special charges of $9. The $29 recovery consists of $3 for the reversal of an excess redundancy provision in the U.K. (Rolled Products Europe), a gain of $19 principally for the sale of the Borgofranco power facilities in Italy (Rolled Products Europe), income of $6 on the sale of extrusions operations in Malaysia (Rolled Products Americas and Asia), and a gain of $9 relating to sales of assets in the U.K. ($5: Bauxite and Alumina; $4: Packaging), partially offset by other costs of $8 principally in the U.K. (Packaging).

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

9.             RESTRUCTURING, IMPAIRMENT AND OTHER SPECIAL CHARGES (cont'd)

In 2003, the Company completed the closure of facilities at Glasgow, U.K., sold its extrusions operations in Malaysia for net proceeds of $2 and decided to retain the recycling operations at the Borgofranco plant in Italy and both cold mills at the light gauge operations in Fairmont, West Virginia.

2002 Activities

In 2002, Restructuring, impairment and other special charges of $63, pre-tax were recorded, which included restructuring and asset impairment charges of $82 and gains in other special charges of $19. The $82 charge consisted of severance costs of $35 related to workforce reductions of approximately 850 employees, impairment of long-lived assets of $17 and other exit costs related to the shutdown of facilities of $30. Severance charges of $35 related primarily to the closure of the Burntisland facility, U.K., (Bauxite and Alumina), certain cable operations in North America (Engineered Products), extrusions operations in Malaysia and light gauge operations in Fairmont, West Virginia, (Rolled Products Americas and Asia). Asset impairment charges of $17 related primarily to the Borgofranco plant in Italy (Rolled Products Europe) and the operations in Korea (Rolled Products Americas and Asia). Other exit costs of $30 consisted principally of closure costs of $19 for the Burntisland facility, U.K., a loss of $5 on the sale of the extrusions operations in Thailand (Rolled Products Americas and Asia) that arose from the realization of deferred translation losses, a loss of $4 on the sale of the rolled products circles production unit at Pieve, Italy, (Rolled Products Europe), other costs of $6 and was offset in part by income of $4 from the write-back of excess contract loss provisions upon settlement with a customer (Engineered Products).

In 2002, the Company completed the sale of certain glass packaging operations located in Park Hills, Missouri, and Mays Landing, Williamstown, and Millville, New Jersey for proceeds of $15 equal to book value. As well, the Company sold its rolled product circles production unit at its Pieve plant in Italy for proceeds of $14 and its two Pharmatech rubber stopper and aluminum seals operations located in Salisbury, Maryland for proceeds of $9 equal to book value.

2001 Activities

In 2001, Restructuring, impairment and other special charges of $653 pre-tax were recorded, which included restructuring and asset impairment charges of $407 and other special charges of $246. The charges of $407 included severance costs of $111, which related to workforce reductions of approximately 2,190 employees, impairment of long-lived assets of $268 and other exit costs related to the shutdown of facilities of $28.

Workforce Reductions

Workforce reductions relating to the 2001 restructuring program are as follows:

	2001	2002	Total
Bauxite and Alumina	-	380	380
Primary Metal	500	-	500
Rolled Products Americas and Asia	200	250	450
Rolled Products Europe	400	-	400
Engineered Products	-	100	100
Packaging	790	120	910
Other	300	-	300
Planned workforce reductions	2,190	850	3,040

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

9.             RESTRUCTURING, IMPAIRMENT AND OTHER SPECIAL CHARGES (cont'd)

As at December 31, 2003, approximately 3,020 of a total of 3,040 employees had been terminated.

Asset Impairment Provisions

	ASSETS HELD AND USED			ASSETS HELD FOR DISPOSAL
	2001(1)	2002(1)	Total	2001(2)
Bauxite and Alumina (3)	45	-	45	-
Primary Metal (4)	22	-	22	-
Rolled Product Americas and Asia(7)	14	3	17	8
Rolled Products Europe (5)(8)	79	9	88	22
Engineered Products	3	4	7	-
Packaging(6)(9)	42	1	43	12
Other	21	-	21	-
Total	226	17	243	42

(1) An impairment provision was recorded when the carrying amount was not recoverable and exceeded its fair value based on discounted cash flows.

(2) An impairment provision was recorded to the extent that the net book value exceeded the fair value less selling costs. Fair values were determined based on either discounted cash flows or selling price.

Assets Held and Used
(3) Charges principally relate to the specialty chemicals plant at Burntisland, U.K.

(4) Charges principally relate to the engineered cast products plant in Quebec, Canada.

(5) Charges principally relate to the cold mill at the Rogerstone plant in the U.K. ($62) and the recycling operations at the Borgofranco plant in Italy ($9).

(6) Charges principally relate to the foil facilities at Glasgow, U.K.

Assets Held for Disposal
(7) Charges principally relate to the extrusions operations in Malaysia and Thailand.

(8) Charges principally relate to certain rolled products operations at the Pieve plant in Italy.

(9) Charges principally relate to the Pharmatech rubber stopper and aluminum seals operations in the U.S.

Assets Held for Disposal

	ROLLED PRODUCTS AMERICAS AND ASIA	ROLLED PRODUCTS EUROPE	PACKAGING	TOTAL
Sales and Operating Revenues
2003	12	-	-	12
2002	16	32	90	138
2001	30	37	130	197
Net Operating Losses (Income)
2003	(1)	-	-	(1)
2002	2	(1)	6	7
2001	-	-	10	10
Assets
December 31, 2003	-	-	-	-
December 31, 2002	10	-	-	10
December 31, 2001	20	57	80	157
Liabilities
December 31, 2003	-	-	-	-
December 31, 2002	5	13	-	18
December 31, 2001	10	11	70	91

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

9.             RESTRUCTURING, IMPAIRMENT AND OTHER SPECIAL CHARGES (cont'd)

Other Special Charges

In 2001, the Company increased its environmental provisions by $246 pre-tax to cover treatment costs of $150 for stored spent potlining (SPL) in Quebec and British Columbia, Canada, as well as to cover remediation costs of $96 relating to red mud disposal at other sites in Canada and the U.K. The charges were recorded in the statement of income in Restructuring, impairment and other special charges and on the balance sheet in Deferred credits and other liabilities ($235) and in Payables and accrued liabilities ($11).

SPL, which is a waste material generated by the smelting process, needs to be treated in a safe and environmentally sound manner. The Company's objectives have been to find the best alternative to stockpiling SPL and various technical studies were carried out to identify treatment alternatives that are economically viable. Following these studies, which were completed in 2001, and in accordance with local laws and regulations, the Company has initiated a project to identify the best treatment technology to treat the stored SPL. The liability of $150 reflected the Company's best estimate of the cost to treat the stored SPL in Quebec and to have the SPL in British Columbia treated by a third party. The liability recorded in 2001 is being paid over a period of approximately 20 years.

The liability of $96 relating to red mud disposal reflected the Company's best estimate of the cost of rehabilitation. Red mud is the normal residue associated with extracting alumina from bauxite. The charge represents the cost to fill and seal the sites.

In 2002, the environmental provision was reduced by $22 principally comprising a reduction of $4 in the SPL provision for the recovery from a third party of a portion of the costs and a reduction of $18 in the red mud disposal provision due to lower remediation costs at the Burntisland facility in the U.K. The reductions in the provisions were recorded in the statement of income in Restructuring, impairment and other special charges and on the balance sheet as an increase in Other receivables and a reduction in Deferred credits and other liabilities.

In 2003, the environmental provision for SPL was reduced by $11 because of lower treatment costs.

10.      INCOME TAXES

	2003	2002	2001
Income (Loss) from continuing operations before income taxes and other items
Canada	(201)	(25)	(362)
Other countries	701	692	229
	500	667	(133)
Current income taxes
Canada	18	(8)	(48)
Other countries	244	204	216
	262	196	168
Deferred income taxes
Canada	120	75	(86)
Other countries	(122)	16	(97)
	(2)	91	(183)
Income tax provision	260	287	(15)

The composite of the applicable statutory corporate income tax rates in Canada is 39% (2002: 39%; 2001: 40%).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

10.          INCOME TAXES (cont'd)

The following is a reconciliation of income taxes calculated at the above composite statutory rates with the income tax provision:

	2003	2002	2001
Income taxes at the composite statutory rate	196	260	(53)
Differences attributable to:
Tax benefits from changes in Australian tax legislation	(74)	-	-
Exchange translation items	96	37	1
Exchange revaluation of deferred income taxes	112	16	(26)
Effect of tax rate changes on deferred income taxes	(1)	-	(13)
Unrecorded tax benefits on losses - net	1	18	26
Investment and other allowances	(35)	(18)	8
Goodwill impairment and amortization	11	-	27
Large corporations tax	7	7	8
Withholding taxes	6	5	8
Reduced rate or tax exempt items	(11)	(11)	10
Foreign tax rate differences	(43)	(30)	(4)
Prior years' tax adjustments	(7)	(7)	(13)
Other - net	2	10	6
Income tax provision	260	287	(15)

At December 31, the principal items included in Deferred income taxes are:

	2003	2002	2001
Liabilities
Property, plant, equipment and intangibles	2,321	1,301	1,128
Inventory valuation	118	66	78
Other - net	113	81	79
	2,552	1,448	1,285
Assets
Tax benefit carryovers	1,421	361	297
Accounting provisions not currently deductible for tax	1,133	511	449
Property, plant, equipment and intangibles	288	-	-
	2,842	872	746
Valuation allowance (amounts not likely to be recovered)	1,141	245	212
	1,701	627	534
Net deferred income tax liability	851	821	751

Amounts recognized in the Consolidated Balance Sheet consist of:
Deferred income tax asset - current	(50)	-	-
Deferred income tax asset - non-current	(887)	(189)	(155)
Deferred income tax liability - current	86	-	-
Deferred income tax liability - non-current	1,702	1,010	906
Net deferred income tax liability	851	821	751

The valuation allowance relates principally to loss carryforward benefits and tax credits where realization is not likely.  The majority of the allowance relates to loss carryforwards of French companies with no expiry date, but which are subject to limitations to their use such that it is unlikely that they will be used against taxable income.  In the event that the valuation allowance related to these loss carryforwards were reversed, approximately $933 of the allowance would be allocated to reduce goodwill.  In 2003, $5 (2002: $11; 2001: $4) of the valuation allowance was reversed when it became more likely than not that benefits would be realized. Of that amount, $4 (2002: $5) reduced goodwill since it related to future income tax assets acquired in business combinations, but which were not recognized at the date of the business combinations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

10.          INCOME TAXES (cont'd)

Based on rates of exchange at December 31, 2003, tax benefits of approximately $884 relating to prior and current years' operating losses and $156 of benefits related to capital losses and tax credits carried forward will be recognized when it is more likely than not that such benefits will be realized. These amounts are included in the valuation allowance above. Approximately $8 of these potential tax benefits expire in 2004.

In 1997, income taxes on Canadian operations for the years 1988 to 1991 were reassessed by the Canadian tax authorities. Most of the additional taxes and interest are related to transfer pricing issues and are recoverable in other countries. The process to obtain recoveries from other countries is underway. During 1999, the Canadian tax authorities indicated their intention not to proceed with the reassessments made in 1997 in respect of the years 1988 and 1989. In 2000, certain provinces decided not to proceed with the reassessments pertaining to 1988 and 1989. As a result of this and other adjustments, in 2000 the Company recorded $32 of tax recoveries. During 2002, the Canadian and U.S. tax authorities settled the majority of the transfer pricing issues related to the 1997 reassessments. As a result of this and other adjustments, in 2002 the Company recorded $4 of tax recoveries. See note 30 - Information by Geographic Areas.

11.          INVESTMENT IN UNCONSOLIDATED AFFILIATES

At December 31, 2003, investments accounted for using the equity method and the ownership held by Alcan principally include:

Sor-Norge Aluminium AS (50%); Aluminum Norf GmbH (50%); Strojmetal Kamenice AS (50%); Halco (Mining) Inc. (43%); Logan Aluminum Inc. (40%); Queensland Alumina Limited (41%); Alcan Propack Chengdu Co. Ltd. (26%); Mineração Rio Do Norte S.A. (13%); Petrocoque S.A. - Indústria E Comércio (25%); Pechiney Reynolds Quebec Inc. (50%); Alucam - Compagnie Camerounaise de L'Aluminium (46.67%); Socatral - Société Camerounaise de Transformation de L'Aluminium (29.96%); Airlessystems (50%).

The activities of the Company's major equity-accounted investments include the procurement and processing of bauxite in Australia, Brazil and Guinea, smelting operations in Norway and Cameroon, aluminum rolling operations in Germany and the United States, as well as packaging operations in France and China and engineered products operations in Norway.

A summary of the combined financial information for these companies is set forth below.

Summary of Combined Financial Position

	2003	2002	2001
Current assets	1,089	485	658
Non-current assets	2,958	2,323	2,004
Total assets	4,047	2,808	2,662
Current liabilities	1,076	1,068	1,004
Non-current liabilities	1,217	494	533
Total liabilities	2,293	1,562	1,537
Net assets	1,754	1,246	1,125
Alcan's equity in net assets	735	545	483

Summary of Combined Operations

	2003	2002	2001
Revenues	1,513	1,347	1,416
Cost and expenses	1,261	1,081	1,147
Income taxes	67	70	97
Income from continuing operations before cumulative effect of accounting changes	185	196	172
Net income	185	196	172
Alcan's share of net income	38	44	44

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

12.      RELATED PARTY TRANSACTIONS

Alcan has transactions with certain investees accounted for under the equity method, generally with respect to the purchase of inventory in the ordinary course of business.  The activities of the major equity-accounted investees are the procurement and processing of bauxite in Australia, Brazil and Guinea, smelting operations in Norway, Cameroon and Canada, as well as aluminum rolling in Germany and the United States.  These transactions are reflected in the consolidated financial statements as follows:

	2003	2002	2001
Year ended December 31:

Sales and operating revenues	42	40	78
Cost of sales and operating expenses	39	38	65
Other expenses (income) - net	(2)	(8)	(10)

As at December 31:

Trade receivables	142	152	148
Payables and accrued liabilities	56	35	32
Short-term borrowings	-	-	28

As at December 31, 2003, the Company had entered into exchange contracts with an unconsolidated affiliate with a notional amount of $28.  These contracts mature in 2004.

13.      ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts reflects management's best estimate of probable losses inherent in the trade receivables balance.  Management determines the allowance based on known uncollectable accounts, historical experience, and other currently available evidence.  Activity in the allowance for doubtful accounts is as follows:

DESCRIPTION	BALANCE AT BEGINNING OF YEAR	ADDITIONS CHARGED TO COSTS AND EXPENSES	ACQUISITIONS	WRITE-OFFS	DIVESTMENTS	BALANCE AT END OF YEAR
2003	56	12	27	7	-	88
2002	50	22	-	12	4	56
2001	53	12	-	15	-	50

14.      SALES OF RECEIVABLES

Under an agreement effective December 18, 2001, on an ongoing basis, the Company sells to a third party an undivided interest in certain trade receivables, with limited recourse, for maximum cash proceeds of $300 with the maximum credit exposure to the Company held in reserve by the third party. This amount is recorded in Deferred charges and other assets. Net proceeds were used in 2001 to repay commercial paper borrowings. The Company acts as a service agent and administers the collection of the receivables sold.

As at December 31, 2003, the Company sold trade receivables of $336 (2002: $341; 2001: $330), with $43 (2002: $44; 2001: $30) held in reserve by the third party.

Pechiney has entered into agreements with certain financial institutions to sell up to $211 of selected receivables without recourse and up to $5 with recourse. As at December 31, 2003, Pechiney sold trade receivables for an amount of $143.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

15.       OTHER EXPENSES (INCOME) - NET

Other expenses (income) - net comprise the following elements:

	2003	2002	2001
Restructuring costs	36	2	(1)
Asset impairment provisions	36	4	-
Loss (Gain) on disposal of businesses and investment - net (NOTE 18)	(14)	(36)	123
Provisions for legal claims (NOTE 25)	1	113	-
Environmental provisions	29	2	-
Interest revenue	(19)	(17)	(30)
Exchange (gains) losses	116	51	(15)
Derivatives (gains) losses	(30)	(60)	72
Other	12	(3)	16
	167	56	165

The 2003 restructuring costs of $36 consist principally of employee severance costs and other exit costs at flexible packaging operations in Europe (Packaging) and closure costs for certain cable operations in the U.S. (Engineered Products). At December 31, 2003, approximately $12 remain in accrued liabilities.

The 2003 asset impairment provisions of $36 consist principally of $14 for the closure of the Söderberg primary aluminum facility in Jonquière, Quebec (Primary Metal), $7 for flexible packaging operations in Europe and $7 for a converting facility in Charlotte, North Carolina (Packaging). The impairment charges arose as a result of negative projected cash flows and related principally to buildings and machinery and equipment. Fair values were determined based on either discounted cash flows or selling price.

16.      DEFERRED CHARGES AND OTHER ASSETS

Deferred charges and other assets comprise the following elements:

	2003	2002	2001
Prepaid pension costs	222	314	344
Income taxes recoverable	31	-	51
Marketable securities	51	37	40
Prepaid mining expenses	51	53	55
Debt financing costs	47	21	17
Investments *	819	579	522
Reserve for receivables sold (NOTE 14)	43	30	30
Amount receivable on currency swap of debt	16	-	(12)
Long-term notes and other receivables	164	104	84
Other	146	40	43
	1,590	1,178	1,174
* Investments
Companies accounted for under the equity method	735	545	483
Portfolio investments	84	34	39
	819	579	522

17.      PROPERTY, PLANT AND EQUIPMENT

	2003	2002	2001
Cost (excluding Construction work in progress)
Land and property rights	515	346	293
Buildings	3,887	2,998	2,731
Machinery and equipment	17,480	12,894	11,903
	21,882	16,238	14,927

Accumulated depreciation relates primarily to Buildings and Machinery and equipment.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

18.   SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS

2003
Asia and Other Pacific
 In the second quarter of 2003, the Company sold its remaining investment in Nippon Light Metal Company, Ltd. (NLM) for sales proceeds of $22, resulting in a gain of $34 including the realization of deferred translation gains of $15. In the third quarter of 2003, the Company increased its ownership position in Aluminium Company of Malaysia, a manufacturer of light gauge aluminum products, from 36% to 59% by acquiring additional shares, with a value of $30, from NLM in exchange for its ownership in Alcan Nikkei Siam Limited in Rangsit, Thailand, with a value of $24, and a cash payment of $6. The sale of Alcan Nikkei Siam Limited resulted in the realization of deferred translation losses of $11. The gain on the sale of NLM and the loss on the sale of Alcan Nikkei Siam Limited were recorded in Other expenses (income) - net.

In October 2003, the Company announced the signing of a definitive joint venture agreement with Qingtongxia Aluminum Company and Ningxia Electric Power Development and Investment Co. Ltd. Under the agreement, the Company will invest up to $150.  On March 10, 2004, the Company announced that it had secured the necessary regulatory approvals for a 50% participation and a secure power supply in an existing 150-kt modern pre-bake smelter located in the Ningxia autonomous region in the People's Republic of China.  The agreement provides for the joint venture to obtain long-term access to dedicated power on competitive terms sufficient to meet the energy requirements of the smelter. The agreement also gives Alcan a substantial operating role and the option to acquire, through additional investment, up to 80% of a new 250-kt potline, already under construction.

In December 2003, the Company sold the extrusions operations of Aluminium Company of Malaysia, for net proceeds of $2. A pre-tax amount of $6, which is included in Restructuring, impairment and other special charges, consists of a favourable adjustment to a previously recorded impairment provision.

France, Germany, Other Europe and Asia and Other Pacific
 In April 2003, the Company completed the acquisition of VAW Flexible Packaging (FlexPac) from Norsk Hydro for a cost of $302, net of cash and time deposits acquired. FlexPac includes 14 plants in 8 countries and has 5,400 employees. FlexPac comprises a set of custom manufacturing businesses producing high quality flexible packaging products for a wide variety of end use customers and manufacturers of consumer goods, including those in the food, dairy and pharmaceutical industries. The business combination is accounted for using the purchase method and the results of operations are included in the consolidated financial statements since acquisition.

As part of the acquisition of FlexPac in the second quarter of 2003, the Company acquired, directly and indirectly, 63% of the total issued share capital of Strongpack Plc in Thailand. Strongpack is engaged in packaging businesses, providing production and processing services on all types of flexible packaging materials. In June 2003, the Company acquired an additional 12% of Strongpack for a cost of $4.

Also, as part of the acquisition of FlexPac, the Company acquired 70% of the total issued share capital of Rotopak in Turkey. Rotopak is engaged in the food flexible packaging business. In August 2003, the Company acquired the remaining 30% of Rotopak for a cost of $24.

Allocation of the purchase price involves estimates and information gathering during months following the date of the combination. The estimation process will be finalized in 2004. Accordingly, there may be some changes to the assigned values presented below.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

18.   SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS (cont'd)

The total purchase cost of $330 for FlexPac was allocated based on the assigned fair values of the assets acquired and liabilities assumed as follows:

2003
Current assets	285
Deferred charges and other assets	2
Property, plant and equipment	215
Intangible assets	10
Deferred tax asset	19
Goodwill(1)	75
606

Current liabilities	188
Debt not maturing within one year	11
Deferred credits and other liabilities	60
Minority interests	17
Fair value of net assets acquired at date of acquisition (net of cash and time deposits
acquired of $31)	330

(1) See note 8 - Goodwill and Intangible Assets.

United States and Ecuador
 In July 2003, the Company completed the acquisition of Baltek Corporation (Baltek) for a cost of $38. Baltek is the world's leading supplier of balsa based structural core materials and has production and sales facilities around the world, including in Ecuador. Baltek's balsa core materials fit well into the existing composites business, as structural foam and balsa are complementary products that go to market through the same distribution channels. Ecuador is included in the geographic area All other. The business combination is accounted for using the purchase method and the results of operations are included in the consolidated financial statements since acquisition. The purchase price was allocated based on the assigned fair values of the assets acquired and liabilities assumed as follows:

2003
Current assets	29
Deferred charges and other assets	1
Property, plant and equipment	23
Intangible assets	4
Goodwill(1)	8
65

Current liabilities	22
Debt not maturing within one year	1
Deferred credits and other liabilities	4
Fair value of net assets acquired at date of acquisition	38

(1) See note 8 - Goodwill and Intangible Assets.

In October 2003, the Company acquired the Uniwood/Fome-Cor Division of Nevamar for a cost of $95. Uniwood/Fome-Cor is one of the largest U.S. manufacturers of foam-based display board, with its head office and production facilities in Statesville, North Carolina, and another production site in Glasgow, Kentucky.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

18.     SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS (cont'd)

The business combination is accounted for using the purchase method and the results of operations are included in the consolidated financial statements since acquisition. The purchase price was allocated based on the assigned fair values of the assets acquired and liabilities assumed as follows:

2003
Current assets	14
Property, plant and equipment	17
Intangible assets	54
Goodwill(1)	25
110

Current liabilities	4
Deferred income taxes	11
Fair value of net assets acquired at date of acquisition	95

(1) See note 8 - Goodwill and Intangible Assets.

Other
 See reference to the sale of the extrusions operations in Milan, Italy, and the sale of Fibrenyle in the U.K. in note 5 - Discontinued Operations and Assets Held for Sale.

See reference to the acquisition of Pechiney in note 7 - Acquisition of Pechiney.

See reference to the sale of the Borgofranco power facilities in Italy in note 9 - Restructuring, Impairment and Other Special Charges.

2002

Canada

In April 2002, the Company acquired the Société générale de financement (SGF) 20% joint venture interest in the Aluminerie Alouette consortium at a cost of $172 and in September 2002, the Company acquired the Corus Group plc's 20% joint venture interest at a cost of $171 giving the Company a 40% ownership in Alouette.  These business combinations are accounted for using the purchase method and the results of operations are included in the consolidated financial statements since acquisition.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

18.          SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS (cont'd)

The total purchase price was allocated based on the assigned fair values of the assets acquired and liabilities assumed as follows:

2002
Current assets	31
Deferred charges and other assets	3
Property, plant and equipment	300
Intangible assets	20
Goodwill (1)	39
393

Current liabilities	9
Deferred credits and other liabilities	15
Deferred income taxes	26
Fair value of net assets acquired at date of acquisition	343

(1) See note 8 - Goodwill and Intangible Assets.

In September 2002, the five co-venturers of the Aluminerie Alouette consortium announced their final approval of the plant expansion in Sept-Îles, Quebec.  Alcan's share of the cost will be approximately $350. Construction began in the spring of 2003 and will continue throughout 2004. Production start-up is expected to take place in February 2005 with completion in the fall of 2005.

Japan

In 2002, the Company sold a portion of its investment in Nippon Light Metal Company, Ltd (NLM), included in the geographic area Asia and Other Pacific, for net cash proceeds of $22, reducing its holdings to an effective ownership of 2.2%.  Included in Other expenses (income) - net is a gain of $37.  The after-tax gain included a previously deferred gain of $8 related to the sale in 1996 of Toyo Aluminium K.K. to NLM.

2001
Australia
 In 2001, the Company acquired the remaining 30% of the Gove alumina refinery and related bauxite mine for a cash consideration of $379 subject to certain post-closing adjustments. As a result of this transaction, the Company owns 100% of these assets. The acquisition was accounted for using the purchase method. The purchase price was allocated based on the assigned fair values of the assets acquired and liabilities assumed as follows:

2001
Working capital	15
Property, plant and equipment	172
Goodwill (1)	234
421

Other liabilities - net	41
Long-term debt	1
Fair value of net assets acquired at date of acquisition	379

(1) See note 8 - Goodwill and Intangible Assets.

Jamaica
 In 2001, the Company completed the sale of its Jamaican operations, included in the geographic area All other. Proceeds from the sale were $153. The total pre-tax loss on the sale was $123, which was recorded in Other expenses (income) - net.

United Kingdom, Germany and Other Europe
 The following transactions were completed in 2001 as part of the divestment requirements imposed by the European Commission as a condition to its approval of the merger between Alcan and algroup in October 2000.

  The Company sold its alumina specialties production plant, Martinswerk, located in Bergheim, Germany.

  The Company sold a number of foil container manufacturing assets in Spain and Germany.

  The Company sold certain assets at its lithographic sheet production plant, Star Litho, located in Bridgnorth, U.K.

The Company received proceeds of approximately $54 from these sales.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

18.          SALES AND ACQUISITIONS OF BUSINESSES AND INVESTMENTS (cont'd)

Korea
 In 2001, the Company's subsidiary Alcan Taihan Aluminum Limited (ATA) acquired the remaining 5% of Aluminium of Korea Limited (Koralu), included in the geographic area Asia and Other Pacific, for $21. As a result of the transaction, the Company's ownership of ATA was reduced to 66% from 68%.

19.          DEFERRED CREDITS AND OTHER LIABILITIES

Deferred credits and other liabilities comprise the following elements:

	2003	2002	2001

Post-retirement and post-employment benefits (NOTE 29)	2,707	1,216	778
Asset retirement obligations	481	-	-
Environmental liabilities	156	327	327
Restructuring liabilities	40	24	40
Claims	240	206	37
Fair value of foreign currency forward contracts	109	35	1
Long-term payables	140	77	70
Other	227	111	101
	4,100	1,996	1,354

20.      DEBT NOT MATURING WITHIN ONE YEAR

	2003	2002	2001
Alcan Inc.
Commercial paper - CAN$ (A)	1,346	390	585
Commercial paper - US$ (A)	304	246	166
Bank loans, due 2004/2005 (€ 54 million) (B)	68	91	105
5.375% Swiss franc bonds (C)	-	129	105
5.5% Euro note, due 2006 (€ 600 million)	753	629	528
6.25% Debentures, due 2008	200	200	200
6.45% Debentures, due 2011	400	400	400
4.875% Global notes, 2012	500	500	-
4.50% Global notes, due 2013	500	-	-
5.20% Global notes, due 2014	500	-	-
8.875% Debentures, due 2022 (D)	-	-	150
7.25% Debentures, due 2028	100	100	100
7.25% Debentures, due 2031	400	400	400
6.125% Global notes, due 2033	750	-	-
Other debt	-	-	7
Alcan Aluminum Corporation
Floating Rate Notes, due 2005 (B) (G)	500	-	-
Alcan Holdings Switzerland AG
4.5% Bank loan (CHF 100 million)	-	-	59
Alcan Finance Jersey Limited
Euro Medium Term Note Program (EMTN)
EMTN, (€ 400 million)	-	-	352
EMTN, due 2008 (€ 13 million) (E)	17	14	11
EMTN, due 2008 (€ 8 million) (E)	10	8	7
ALA (Nevada) Inc.
Bank loan, due 2005 (B)	60	60	60
Alcan Packaging Canada Limited
5.69% Bank loan	-	35	35
6.24% Bank loan, due 2004	30	30	30

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

20.          DEBT NOT MATURING WITHIN ONE YEAR (cont'd)

	2003	2002	2001
Pechiney S.A. (L)
5.10% Debentures, due 2005 (€ 229 million) (I)	303	-	-
Equity link bonds, due 2005 (€ 53 million) (I)	73	-	-
3.25% Convertible bonds (OCEANEs), due 2007 (€ 15 million) (K)	20	-	-
5.14% FOCOMO bond, due 2004 (€ 6 million) (J)	7	-	-
6.03% FOCOMO bond, due 2005 (€ 7 million) (J)	10	-	-
6.20% FOCOMO bond, due 2006 (€ 9 million) (J)	12	-	-
5.69% FOCOMO bond, due 2007 (€ 8 million) (J)	10	-	-
4.81% FOCOMO bond, due 2008 (€ 2 million) (J)	3	-	-
Bank loans, due 2008 (€ 183 million) (I)	230	-	-
Bank loan, due 2004/2005 (€ 8 million) (I)	10	-	-
Bank loan, due 2006 (€ 40 million) (I)	50	-	-
Pechiney Pacific
Long-term credit facility, due 2006 (B) (H)	78	-	-
Long-term credit facility, due 2004 (B) (H)	105	-	-
Techpack Asia
Bank loans, due 2005/2010 (B)	26	-	-
Aluminium Pechiney SPV
Bank loan, due 2004/2013 (B)	50	-	-
Aluminium Dunkerque
Bank loan, due 2004/2005 (B)	88	-	-
Long-term credit facility, due 2016(B)	40	-	-
Other
Bank loans, due 2004/2013 (B)	100	97	71
4% Eurodollar (F)	-	14	14
Other debt, due 2004/2033 (B)	125	26	26
	7,778	3,369	3,411
Debt maturing within one year included in current liabilities	(341)	(249)	(610)
	7,437	3,120	2,801

(A) The Company has two long-term, global, multi-year and multi-currency facilities with a syndicate of major international  banks each amounting to $1,000 (2002: $1,000 and $1,000; 2001: $1,000 and $1,000). One of the global facilities expires in tranches in 2005 and 2006 while the other facility expires in 2004; however the Company, at its sole discretion, has an option to extend the maturity of the facility until 2007. The Company also has one short-term, € 700 million revolving credit facility. These facilities are available as back-up for commercial paper issued by the Company in Canada, the U.S. and Europe. Commercial paper of € 368 million ($463) issued by Pechiney is included in Short-term borrowings. To finance the acquisition of Pechiney, the Company had a $4,000 bridge credit facility. As at December 31, 2003, the bridge credit facility had been reduced to $495 and was undrawn.  The interest rates on the CAN$ commercial paper range from 2.76% to 2.97% in 2003 (2002: 2.79% to 3.07%; 2001: 2.16% to 4.90%).  The interest rates on the US$ commercial paper range from 1.17% to 1.32% in 2003 (2002: 1.30% to 1.96%; 2001: 1.85% to 3.95%).

On December 31, 2003, 2002 and 2001, the commercial paper borrowings in the U.S. and Canada have been classified as Debt not maturing within one year since the Company had both the intent and ability, through its long-term credit facilities, to refinance the borrowings on a long-term basis.

In 2003, 2002 and 2001, commercial paper borrowings of CAN$1,747 million, CAN$616 million and CAN$940 million, respectively, were swapped for $1,332, $391 and $599, respectively, through the use of forward exchange contracts.

(B) Interest rates fluctuate principally with the lender's prime commercial rate, the commercial bank bill rate, or are tied to LIBOR/EURIBOR/SIBOR rates.

(C) The Swiss franc bonds were issued as CHF178 million and were swapped for $105 at an effective interest rate of 8.98%. The bonds were repaid in April 2003.

(D) The 8.875% debentures were redeemed in January 2002 at a price of 104.15%. The loss on redemption of $6 pre-tax is included in Other expenses (income) - net.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

20.          DEBT NOT MATURING WITHIN ONE YEAR (cont'd)

(E) The Euro Medium Term Note Program (EMTN) notes of principal amounts of € 13 million and € 8 million with rates tied to EURIBOR or LIBOR were swapped for £9 million and £5 million, respectively.

(F) Debenture holders were entitled to receive at their option 1,772 common shares held by the Company in NLM, a portfolio investment, in exchange for each ten thousand dollar principal amount of debentures. The Company sold its remaining investment in NLM in the second quarter of 2003 and the debentures were repaid in September 2003.

(G) Alcan Aluminum Corporation has the right to redeem the Floating Rate Notes due December 8, 2005, at any time on or after June 8, 2004. The Floating Rate Notes rank equally with Alcan Aluminum Corporation's senior unsecured debt and are guaranteed by the Company.

(H) Pechiney Pacific has two credit facilities amounting to $110 and $105; $78 and $105 have been borrowed under these facilities, respectively.

(I)   Swapped or partially swapped against index EURIBOR.

(J) FOCOMO bonds are unlisted bonds subscribed by Pechiney and its French subsidiaries' employee saving plan fund. The interest rate on the bonds maturing in 2008 will be adjusted in 2004.

(K) The purchase of the Pechiney OCEANEs, outstanding at December 31, 2003, was completed on February 6, 2004, for a cost of $19.

(L)  Upon acquisition of Pechiney, Pechiney's debt was recorded at fair market value.

The Company has swapped, to 2004, interest payments on $25 (2002: $3; 2001: $59) of its floating rate debt in exchange for fixed interest payments, interest payments on $660 (2002: $9; 2001: nil) of its fixed rate debt in exchange for floating interest payments, and interest payments on $230 of its floating rate debt in exchange for floating interest payments where the floating rate is capped at a certain percentage.

Based on rates of exchange at year-end, debt repayment requirements over the next five years amount to $341 in 2004, $1,120 in 2005, $933 in 2006, $60 in 2007 and $482 in 2008.

21.      PPREFERENCE SHARES

Authorized
An unlimited number of preference shares issuable in series. All shares are without nominal or par value.

Authorized and Outstanding
 In each of the years 2003, 2002 and 2001, there were authorized and outstanding 5,700,000 series C and 3,000,000 series E  non-retractable preference shares, redeemable at the option of the Company, with stated values of $106 and $54, respectively.

Preference shares, series C and E, are eligible for quarterly dividends based on an amount related to the average of the Canadian prime interest rates quoted by two major Canadian banks for stated periods. The dividends on series C and E preference shares are cumulative.

Preference shares, series C and E, may be called for redemption at the option of the Company on 30 days' notice at CAN$25.00 per share.

Any partial redemption of preference shares must be made on a pro rata basis or by lot.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

22.                COMMON SHARES

The authorized common share capital is an unlimited number of common shares without nominal or par value.  On March 3, 2004, there were 367,809,292 common shares outstanding. Changes in outstanding common shares are summarized below:

	NUMBER (IN THOUSANDS)			STATED VALUE
	2003	2002	2001	2003	2002	2001
Outstanding - beginning of year	321,470	320,902	317,921	4,731	4,713	4,604
Issued for cash:
Executive share option plan	699	292	2,158	22	7	55
Liquidity Agreement (NOTE 23)	2	-	-	-	-	-
Dividend reinvestment and share
purchase plans	597	276	135	20	9	5
Issued in exchange for tendered Pechiney shares*	42,413	-	-	1,681	-	-
Issued in exchange for tendered algroup shares	-	-	688**	-	-	30
Exercise of stock options	-	-	-	7	2	19
Outstanding - end of year	365,181	321,470	320,902	6,461	4,731	4,713

*   Of which 1,418 shares with a stated value of $56 are held by Pechiney.

** The 688 common shares were issued to acquire the remaining algroup shares in accordance with the provisions of Swiss law.

In June 2000, the Company obtained authorization, which terminated on June 18, 2001, to repurchase up to 21,800,000 common shares under a normal course issuer bid. In 2001, no common shares were purchased under this authorization.

Shareholder Rights Plan

In 1990, shareholders approved a plan whereby each common share of the Company carries one right to purchase additional common shares.  The plan, with certain amendments, was reconfirmed at the 1995 Annual Meeting and further amendments were approved at the 1999 Annual Meeting.  The plan was reconfirmed for a three-year period with no amendments at the 2002 Annual Meeting.  The rights under the plan are not currently exercisable but may become so upon the acquisition by a person or group of affiliated or associated persons ("Acquiring Person") of beneficial ownership of 20% or more of the Company's outstanding voting shares or upon the commencement of a takeover bid. Holders of rights, with the exception of an Acquiring Person, in such circumstances will be entitled to purchase from the Company, upon payment of the exercise price (currently $100.00), such number of additional common shares as can be purchased for twice the exercise price based on the market value of the Company's common shares at the time the rights become exercisable.

The plan has a permitted bid feature that allows a takeover bid to proceed without the rights under the plan becoming exercisable, provided that it meets certain minimum specified standards of fairness and disclosure, even if the Board does not support the bid.

The plan expires in 2008, subject to reconfirmation at the Annual Meeting of Shareholders in 2005 but may be redeemed earlier by the Board, with the prior consent of the holders of rights or common shares, for $0.01 per right.  In addition, should a person or group of persons acquire outstanding voting shares pursuant to a permitted bid or a share acquisition in respect of which the Board has waived the application of the plan, the Board shall be deemed to have elected to redeem the rights at $0.01 per right.

23.          STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION

Alcan Executive Share Option Plan
Under the executive share option plan, certain key employees may purchase common shares at an exercise price that is based on the market value of the shares on the date of the grant of each option.  The vesting period for options granted beginning in 1998 is linked to Alcan's share price performance, but does not exceed nine years. Options granted before 1998 vest generally over a fixed period of four years from the grant date and expire at various dates during the next 10 years.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

23.          STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION (cont'd)

Changes in the number of shares under options as well as the average exercise price are summarized below:

	NUMBER OF SHARES UNDER OPTIONS (IN THOUSANDS)			WEIGHTED AVERAGE EXERCISE PRICE (CAN$)
	2003	2002	2001	2003	2002	2001
Outstanding - beginning of year	8,687	7,108	7,326	46.08	46.34	43.20
Granted	1,609	1,937	1,945	52.58	44.19	50.96
Exercised	(699)	(292)	(2,158)	41.85	39.69	39.85
Forfeited	(31)	(66)	(5)	45.29	46.53	39.08
Outstanding - end of year	9,566	8,687	7,108	47.49	46.08	46.34
Exercisable - end of year	5,852	5,007	4,665	44.98	45.47	44.91

Shares under Options Outstanding at December 31, 2003

NUMBER OF SHARES UNDER OPTIONS (IN THOUSANDS)	RANGE OF EXERCISE PRICE (CAN$)	WEIGHTED AVERAGE EXERCISE PRICE (CAN$)	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE (YEARS)
12	33.00	33.00	0.11
1,766	34.47-39.50	38.07	7.31
1,051	40.91-45.43	44.05	3.70
3,992	46.18-48.91	46.91	4.11
2,745	52.64-64.25	55.78	8.82
9,566	33.00-64.25	47.49

Shares under Options Exercisable at December 31, 2003

NUMBER OF SHARES UNDER OPTIONS (IN THOUSANDS)	RANGE OF EXERCISE PRICE (CAN$)	WEIGHTED AVERAGE EXERCISE PRICE (CAN$)
12	33.00	33.00
1,309	34.47-39.50	37.81
1,034	40.91-45.43	44.07
3,178	46.18-48.91	47.00
319	52.64-64.25	57.67
5,852	33.00-64.25	44.98

At December 31, 2003, the Company had reserved for issue under the executive share option plan 14,709,676 shares.

Stock options are granted at an exercise price equal to the market price on the grant date.  The weighted average fair value of stock options granted in 2003 is $10.00 (2002: $8.69; 2001: $12.00).

To compute compensation expense under SFAS No. 123, Accounting for Stock Compensation, the Black-Scholes valuation model was used to determine the fair value of the options granted. Using the model, the fair value of options averages approximately 26% to 41% of the exercise price.  See note 4 -  Accounting Changes - Stock Options and Other Stock-Based Compensation.

Stock-Based compensation expense for stock options granted was $13 in 2003 (2002: $11; 2001: $24).

23.          STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION (cont'd)

The fair value of each option grant is estimated on the date of grant with the following weighted average assumptions used for the option grants:

	2003	2002	2001
Dividend yield (%)	1.88	1.65	1.93
Expected volatility (%)	29.16	35.73	30.83
Risk-free interest rate (%)	3.39	3.50	5.57
Expected life (years)	6	6	10

Pechiney Stock Option Plans
 Under the stock option plans of Pechiney, now a wholly-owned subsidiary of Alcan, certain officers and employees were granted options to subscribe to or to purchase Pechiney common shares.

Alcan and Pechiney agreed on the terms of a liquidity agreement which has been made available to beneficiaries of Pechiney subscription and purchase options ("Liquidity Agreement"). The Liquidity Agreement allows the holders of Pechiney options to either (a) exchange their Pechiney shares resulting from the exercise of the Pechiney options for Alcan common shares on the basis of a ratio equivalent to the consideration offered under Alcan's public offer for Pechiney or (b) give up their Pechiney options and receive new options to subscribe for Alcan common shares on the basis of a ratio equivalent to the consideration offered under Alcan's public offer for Pechiney. Upon the clearance by the French Conseil des marchés financiers of Alcan's initial public offer for Pechiney securities on July 16, 2003, the Pechiney options became fully vested.

Changes in the number of Alcan shares under Pechiney options as well as the average exercise price are summarized below:

	NUMBER OF SHARES UNDER PECHINEY OPTIONS (IN THOUSANDS)	WEIGHTED AVERAGE EXERCISE PRICE (€)
	2003	2003
Outstanding - beginning of year	-	-
Shares subject to the Liquidity Agreement	3,891	34.71
Exercised	(2)	22.62
Outstanding and exercisable - end of year	3,889	34.71

Shares under Pechiney Options Outstanding and Exercisable at December 31, 2003

NUMBER OF SHARES UNDER OPTIONS (IN THOUSANDS)	RANGE OF EXERCISE PRICE (€)	WEIGHTED AVERAGE EXERCISE PRICE (€)	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE (YEARS)
540	19.09-22.73	22.23	8.04
384	26.80-29.52	27.13	4.74
1,609	33.15-35.77	33.89	6.65
1,356	42.80-42.96	42.82	8.19
3,889	19.09-42.96	34.71

Under the terms of the Liquidity Agreement, a maximum of 3,890,542 Alcan common shares can be issued.

As part of the cost of the acquisition of Pechiney (see note 7 - Acquisition of Pechiney) an amount of $80 was recognized for the fair value of the Pechiney options and credited to additional paid-in capital. The Black-Scholes valuation model was used to determine the fair value of Pechiney options. The weighted average assumptions used were a dividend yield of 2.19%, an expected volatility of 52.5%, a market risk-free interest rate of 3.99% and an expected life of seven years.

Compensation To Be Settled in Cash
Stock Price Appreciation Unit Plan
 A small number of employees are entitled to receive Stock Price Appreciation Units (SPAU) whereby they are entitled to receive cash in an amount equal to the excess of the market value of a common share on the date of exercise of a SPAU over the market value of a common share as of the date of grant of such SPAUs. In 2003, 254,200 units (2002: 275,600 units; 2001: 311,060 units) were granted. At December 31, 2003, 720,309 units (2002: 580,305 units; 2001: 311,060 units) were outstanding, of which 260,685 units (2002: 214,635 units; 2001: nil units) were vested. The vesting period is linked to Alcan's share price performance, but does not exceed nine years.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

23.          STOCK OPTIONS AND OTHER STOCK-BASED COMPENSATION (cont'd)

Executive Deferred Share Unit Plan
 Under the Executive Deferred Share Unit Plan, executive officers based in Canada may elect, prior to the beginning of any particular year, to receive Executive Deferred Share Units (EDSUs) with a value between 10% and 100% of their Executive Performance Award in respect of that year, instead of a cash payment. The number of EDSUs is determined by dividing the amount so elected by the average price of a common share on the Toronto and New York stock exchanges at the end of the preceding year. Additional EDSUs are credited to each holder thereof corresponding to dividends declared on common shares. The EDSUs are redeemable only upon termination of employment (retirement, resignation or death). The amount to be paid by the Company upon redemption is calculated by multiplying the accumulated balance of EDSUs by the average price of a common share on the said exchanges at the time of redemption. Under the terms of this plan, discretionary EDSUs may be granted as determined by the Board. In 2003, 25,038 units (2002: 9,771 units; 2001: 36,214 units) were granted and 24,935 units (2002: 939 units; 2001: 12,467 units) were redeemed. At December 31, 2003, 224,972 units (2002: 224,869 units; 2001: 216,037 units) were outstanding.

Total Shareholder Return Performance Plan
 A number of employees are entitled to receive cash awards under the Total Shareholder Return Performance Plan, a cash incentive plan which provides performance awards to eligible employees based on the relative performance of the Company's common share price and cumulative dividend yield performance compared to other corporations included in the Standard & Poor's Industrial Composite Index measured over three-year periods commencing on October 1, 2003 and 2002. If the performance results for the Company's common shares is below the 30th percentile compared to all companies in the Standard & Poor's Industrials Composite Index, the employee will not receive an award. At or above the 75th percentile rank, the employee will earn the maximum award, which is equal to 300% of the target set for the period. The actual amount of the award (if any) will be prorated between the percentile rankings. In 2003, a total target cash award of $15 (2002: $12) was granted to specific key employees.

As described above, under the Executive Deferred Share Unit Plan, executive officers based in Canada may elect, at least 12 months prior to the period, to receive EDSUs with a value between 10% and 100% of their award earned under the Total Shareholder Return Performance Plan for that period instead of a cash payment.

Non-Executive Directors Deferred Share Unit Plan
 Under the Non-Executive Directors Deferred Share Unit Plan, non-executive directors receive 50% of compensation payable in the form of Directors' Deferred Share Units (DDSUs) and 50% in the form of either cash or additional DDSUs at the election of each non-executive director. The number of DDSUs is determined by dividing the quarterly amount so elected by the average price of a common share on the Toronto and New York stock exchanges on the last five trading days of each quarter. Additional DDSUs are credited to each holder thereof corresponding to dividends declared on common shares. The DDSUs are redeemable only upon termination (retirement, resignation or death). The amount to be paid by the Company upon redemption is calculated by multiplying the accumulated balance of DDSUs by the average price of a common share on the said exchanges at the time of redemption. In 2003, 28,011 units (2002: 25,913 units; 2001: 15,859 units) were granted and 16,742 units (2002: 8,876 units; 2001: 5,905 units) were redeemed. At December 31, 2003, 59,481 units (2002: 48,212 units; 2001: 31,175 units) were outstanding.

Restricted Stock Units
 In 2003, a small number of employees were granted Restricted Stock Units (RSUs). Additional RSUs are credited to each holder thereof corresponding to dividends declared on common shares and they will be fully vested on December 15, 2006. Each RSU carries the right to an amount equal to the average of the closing prices of a common share on the Toronto and New York stock exchanges on the five trading days ending December 15, 2006. A total of 45,500 units were granted under this plan in 2003.

Deferred Share Agreements
 Deferred share agreements were also entered into with a small number of employees whereby the Company will grant to the executive a certain number of common shares after having completed three years of service. Under these agreements, no deferred shares were granted in 2003 (2002: 33,500; 2001: 15,000).

Compensation Cost
 Stock-based compensation expense for employee compensation awards that are to be settled in cash was $26 in 2003 (2002: $2; 2001: $4).

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

24.      RETAINED EARNINGS

At December 31, 2003, consolidated retained earnings include $2,591 (2002: $3,137; 2001: $3,217) of undistributed earnings of subsidiaries, some part of which may be subject to certain taxes and other restrictions on distribution to the parent company.  Consolidated retained earnings at December 31, 2003 also include $155 (2002: $150; 2001: $141) of undistributed earnings of investments accounted for using the equity method. No provision is made for such taxes as these earnings are considered to be permanently reinvested in the businesses.

25.      COMMITMENTS AND CONTINGENCIES

In 1997, as part of the claim settlement arrangements related to the British Columbia Government's cancellation of the Kemano Completion Project, the Company obtained the right to transfer a portion of a power supply contract with BC Hydro to a third party. The Company sold the right to supply this portion to Enron Power Marketing Inc. (EPMI), a subsidiary of Enron Corporation (Enron) for cash consideration. In order to obtain the consent of BC Hydro to this sale, the Company was required to retain a residual obligation for EPMI's performance under the power supply contract in the event that EPMI became unable to perform, to a maximum aggregate amount of $100, with mitigation and subrogation rights. BC Hydro assigned its rights to receive the power to BC Hydro's affiliate, Powerex Corporation (Powerex). On December 2, 2001, EPMI and Enron filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Powerex alleged that the power supply contract with EPMI was terminated and that Powerex was owed a termination payment of more than $100. On March 22, 2002, Alcan received a demand for payment in the amount of $100 from Powerex. On January 17, 2003, an arbitrator's decision confirmed Powerex's claim for $100. In early 2003, Alcan commenced legal proceedings in the U.S. Federal Court (Oregon) seeking judicial review of the arbitration award. Powerex also commenced a proceeding in the British Columbia Supreme Court to recognize and enforce the arbitration award. On July 10, 2003, the B.C. Supreme Court stayed the British Columbia proceedings until the U.S. Federal Court had decided the various matters before it. On September 18, 2003, a Magistrate Judge of the U.S. Federal Court issued his recommendations. The Magistrate Judge recommended that the Company's motion for judicial review of the arbitration award be denied.  On September 29, 2003, the Company filed an objection with the U.S. Federal Court objecting to the recommendations of the Magistrate Judge and Powerex shortly thereafter filed a reply to the objection. On December 11, 2003, an Article 3 judge of the U.S. Federal Court adopted the findings and recommendations of the Magistrate Judge.  On January 9, 2004, Alcan filed an appeal of that decision with the U.S. Federal Court of Appeal (9th Circuit).  On April 7, 2004, Powerex proceeded with a 2-day hearing in the B.C. Supreme Court of its petition to, among other things, recognize and enforce the January 17, 2003 arbitration award.  Alcan asked the court to deny or adjourn the petition pending the completion of the U.S. court proceedings.  A decision of the B.C. Supreme Court is pending.  A provision of $100 pre-tax was recorded in the fourth quarter of 2002.

On January 20, 2004, Kaiser Aluminum Corporation and affiliated entities (Kaiser) filed a motion before the U.S. Bankruptcy Court for the District of Delaware seeking to reject the five-year alumina supply agreement between Kaiser Aluminum International, Inc. and Pechiney Trading Company (PTC). The agreement provides for the supply of 300,000 tonnes of alumina a year to PTC, from January 2002 to the end of 2006. On March 22, 2004, Kaiser withdrew the motion.

The approval of the Pechiney acquisition by the European Commission was obtained on September 29, 2003. The approval is subject to the following conditions:

1)   Alcan must divest its anode baking furnace designs.

2)   The Company must continue to grant licenses to third parties for the alumina refining technologies of either Alcan or Pechiney, and Pechiney's smelter cell technologies on terms and conditions equivalent to those in existence prior to the Pechiney acquisition.

3)   The Company must divest either of the following groups of assets:

(a)  Alcan's 50% interest in AluNorf, held through a joint venture with Norsk Hydro ASA, and its Göttingen and Nachterstedt rolling mills. In addition, the Company must transfer the research and development capacities related to these assets to the purchaser. The Latchford recycling facility may also, at the purchaser's option, be included in the divestiture; or

(b)  Pechiney's interest in the rolling mill at Neuf-Brisach, the Rugles foil mill and, at the purchaser's option, the Annecy rolling mill. In addition, the Company must transfer the research and development capacities related to these assets to the purchaser. The Latchford recycling facility may also, at the purchaser's option, be included in the divestiture.

As of December 31, 2003, the Company had not determined which of these groups of assets to divest.

 Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

25.       COMMITMENTS AND CONTINGENCIES (cont'd)

4)  The Company must also divest either of the following operations:

(a)  Alcan's European activities in relation to aerosol cans and aluminum cartridges; or

(b)  Pechiney's European activities in relation to aerosol cans and aluminum cartridges.

On May 14, 2004, the Company announced the sale of the Boxal Group which comprises the activities in relation to aerosol cans described in 4 (a) above.  The Company has not  determined which group of assets in relation to aluminum cartridges to divest.

The divestitures must be completed within a limited period.

In order to obtain the approval of the Pechiney acquisition by the U.S. Department of Justice (DOJ), the Company entered into a consent decree, on September 29, 2003, with the DOJ pursuant to which the Company has undertaken to divest Pechiney's rolling mill located in Ravenswood, West Virginia (Ravenswood), as described in note 5 - Discontinued Operations and Assets Held for Sale.

The Company has guaranteed the repayment of approximately $187 of indebtedness by third parties.  Alcan believes that none of these guarantees is likely to be invoked. These guarantees relate primarily to customer contracts, employee housing loans and potential environmental remediation at former Alcan sites. Commitments with third parties and certain related companies for supplies of goods and services are estimated at $600 in 2004, $259 in 2005, $226 in 2006, $237 in 2007, $177 in 2008 and $1,769 thereafter. Total payments to these entities were $171 in 2003, $50 in 2002 and $36 in 2001, excluding capital expenditures and $218 in 2001, in relation to the Alma, Quebec, smelter.

Minimum rental obligations are estimated at $96 in 2004, $77 in 2005, $65 in 2006, $58 in 2007, $34 in 2008 and $138 thereafter. Total rental expenses amounted to $91 in 2003, $82 in 2002 and $72 in 2001.

Alcan, in the course of its operations, is subject to environmental and other claims, lawsuits and contingencies. The Company has environmental contingencies relating to approximately 110 existing and former Alcan sites and third-party sites. Accruals have been made in specific instances where it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated. Environmental provisions were recorded in 2002 and 2001 for treatment costs relating to spent potlining in Canada and for remediation costs relating to red mud disposal at other sites in Canada and the U.K.

Although there is a possibility that liabilities may arise in other instances for which no accruals have been made, the Company does not believe that it is reasonably possible that losses in excess of accrued amounts are sufficient to significantly impair its operations, have a material adverse effect on its financial position or liquidity, or materially and adversely affect its results of operations for any particular reporting period, absent unusual circumstances, will occur.

In addition, see reference to income taxes in note 10, debt repayments in note 20, and financial instruments and commodity contracts in note 27.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

26.     CURRENCY GAINS AND LOSSES

The following are the amounts recognized in the financial statements:

	2003	2002	2001
Currency gains (losses) recorded in income
Losses realized and unrealized on currency derivatives	(14)	(134)	(10)
Realized deferred translation adjustments*	10	9	(2)
Gains (Losses) on translation of monetary assets and liabilities	(79)	91	(16)
	(83)	(34)	(28)
Deferred translation adjustments - beginning of year	205	(207)	(76)
Effect of exchange rate changes	425	460	(130)
Losses (Gains) realized*	(10)	(9)	2
Losses on forward exchange contracts or translation of debt designated as an equity hedge of foreign subsidiaries	(28)	(39)	(4)
Gains on translation of a convertible loan to a subsidiary forming part of the net investment	17	-	-
Deferred translation adjustments - end of year	609	205	(208)

* The gain realized in 2003 includes a gain of $15 on the sale of the remaining portion of the Company's investment in NLM, and a gain of $11 on the sale of Fibrenyle in the U.K. that is included in Loss from discontinued operations. These gains are offset in part by a loss on the sale of Alcan Nikkei Siam Limited of $11, and a loss of $5 on the sale of the Company's extrusions operation in Milan, Italy, that is included in Loss from discontinued operations.

The gain realized in 2002 related to a gain on the partial sale of the Company's investment in NLM, which was offset in part by a loss on the sale of Alcan Nikkei Thai Limited.

 Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

27.     FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS

In conducting its business, the Company uses various derivative and non-derivative instruments, including forward contracts, swaps and options, to manage the risks arising from fluctuations in exchange rates, interest rates, aluminum prices and other commodity prices.  Generally, such instruments are used for risk management purposes only.

Derivatives - Currency

The Company enters into forward currency contracts and options that are designated as hedges of certain identifiable foreign currency revenue and operating cost exposures.  Foreign currency forward contracts and swaps are also used to hedge certain foreign currency denominated debt and intercompany foreign currency denominated loans.

OUTSTANDING AT DECEMBER 31		2003		2002		2001
FINANCIAL INSTRUMENT	HEDGE	NOTIONAL AMOUNT	FAIR VALUE	NOTIONAL AMOUNT	FAIR VALUE	NOTIONAL AMOUNT	FAIR VALUE
Forward exchange	Future firm net operating cash	1,212	33	876	(16)	933	(16)
contracts	flows

Forward exchange contracts	To swap intercompany foreign currency denominated loans to US$	1,178	(37)	797	(34)	415	(7)

Forward exchange contracts	To swap intercompany foreign currency denominated loans to €	684	31	-	-	-	-

Forward exchange contracts	To hedge € equity (1)	1,256	(44)	-	-	-	-

Forward exchange contracts	Future commitments (2)	-	-	-	-	20	-

Currency options	Future firm operating cost commitments	70	16	163	6	220	(1)

Currency options	Future US$ sales against €	325	51	-	-	-	-

Currency options	Future US$ sales against £	9	-	-	-	-	-

Cross currency interest swap	To swap CAN$ commercial paper borrowings to US$	1,349	13	391	-	599	(9)

Cross currency interest swap	To swap 5.375% CHF178 million bonds to US$ (3)	-	-	105	24	105	-

Cross currency interest swap and forward exchange contracts	To swap US$ third party borrowings to KRW	233	2	271	(5)	-	-

Cross currency interest swap	To swap € 400 million medium term notes to CHF608 million	-	-	-	-	360	(8)

Cross currency interest swap	To swap € 21 million medium term notes to £14 million	25	1	23	(1)	20	(2)

Cross currency interest swap	To swap US$ commercial paper borrowings to CHF	-	-	-	-	307	3

Cross currency interest swap	To swap € debt to SEK	19	-	-	-	-	-

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

27.     FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS (cont'd)

(1)   An exchange loss of $14 was recorded in Other expense (income) - net and an exchange loss of $30 recorded in Deferred translation adjustments.

(2)   Mainly Canadian dollar, principally for the construction of the smelter at Alma, Quebec.

(3)   The 5.375% Swiss franc bonds of principal amount of CHF178 million were swapped for $105 at an effective interest rate of 8.98%.

Derivatives - Interest Rate
 The Company sometimes enters into interest rate swaps to manage funding costs as well as the volatility of interest rates.

OUTSTANDING AT DECEMBER 31	2003		2002		2001
	NOTIONAL AMOUNT	FAIR VALUE	NOTIONAL AMOUNT	FAIR VALUE	NOTIONAL AMOUNT	FAIR VALUE
Financial Instrument
Rate swap - fixed to floating
- in € Fixed to EURIBOR	534	8	9	-	-	-
- in US$ Fixed to LIBOR	126	-	-	-	-	-
Rate swap - floating to fixed
- in KRW floating to KRW fixed	25	-	3	-	59	(1)
Rate swap - floating to floating capped
- in € floating to € fixed	230	6	-	-	-	-

Derivatives and Commodity Contracts - Aluminum
 Depending on supply and market conditions, as well as for logistical reasons, the Company may sell primary metal to third parties and may purchase primary and secondary aluminum on the open market to meet its fabricated products requirements. In addition, the Company may hedge certain commitments arising from pricing arrangements with some of its customers and the effects of price fluctuations on inventories.

Through the use of forward purchase and sales contracts and options, the Company seeks to limit the negative impact of low metal prices.

OUTSTANDING AT DECEMBER 31	2003	2002	2001
Financial Instrument
Forward contracts (principally forward sales contacts in 2003 and principally forward purchase contracts in 2002 and 2001)
Tonnes covered	1,423,561	556,051	650,400
Maturing principally in years	2004 to 2005	2003 to 2004	2002 to 2004
Call options purchased
Number of tonnes	14,575	88,050	379,925
Maturing principally in years	2004	2003	2002 to 2003
Call options sold
Number of tonnes	155,400	-	-
Maturing principally in years	2004	-	-
Put options purchased
Number of tonnes	150,000	-	42,000
Maturing principally in years	2004	-	2002
Fair value	(37)	15	(25)

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (In millions of US$, except where indicated)

27.     FINANCIAL INSTRUMENTS AND COMMODITY CONTRACTS (cont'd)

Derivatives and Commodity Contracts - Other Metals

The Company has entered into derivatives to hedge the effects of price fluctuations on sales, purchases and inventories.

OUTSTANDING AT DECEMBER 31	2003	2002	2001
Financial Instrument
Forward contracts (principally forward sales contracts) Tonnes covered	1,442,969	-	-
Maturing principally in years	2004	-	-
Fair value	(53)	-	-

Derivatives - Oil

As a hedge of future oil purchases, the Company had outstanding as at December 31:

	2003	2002	2001
Financial Instrument
Futures, swaps and options
Number of barrels (in millions)	10.4	14.0	17.1
Maturing at various times in years	2004 to 2006	2003 to 2006	2002 to 2006
Fair value	2	9	(12)

Derivatives - Natural Gas

As a hedge of future natural gas purchases, the Company had outstanding as at December 31:

	2003	2002	2001
Financial Instrument
Swaps
Number of decatherms (in millions)	2.0	1.5	-
Options
Number of decatherms (in millions)	2.3	0.4	-
Fixed price contracts
Number of decatherms (in millions)	-	0.8	5.3
Maturing in various times throughout	2004	2003	2002
Fair value	1	2	(4)

Counterparty risk

As exchange rates, interest rates, metal, oil and natural gas prices fluctuate, the above contracts will generate gains and losses that will be offset by changes in the value of the underlying items being hedged. The Company may be exposed to losses in the future if the counterparties to the above contracts fail to perform. However, the Company is satisfied that the risk of such non-performance is remote, due to its monitoring of credit exposures.

Financial Instruments - Fair Value
 On December 31, 2003, the fair value of the Company's long-term debt totaling $7,778 (2002: $3,369; 2001: $3,411) was $7,953 (2002: $3,587; 2001: $3,454), based on market prices for the Company's fixed rate securities and the book value of variable rate debt.

At December 31, 2003, the quoted market value of the Company's marketable portfolio investments having a book value of $45 (2002: $28; 2001: $31) was $51 (2002: $34; 2001: $39).

At December 31, 2003, the fair value of the Company's preference shares having a book value of $160 (2002 and 2001: $160) was $173 (2002: $131; 2001: $128).

The fair values of all other financial assets and liabilities are approximately equal to their carrying values.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

28.      SUPPLEMENTARY INFORMATION

	2003	2002	2001
Income statement
Interest on long-term debt	187	155	214
Capitalized interest	(5)	-	(30)
Balance sheet
Payables and accrued liabilities include the following:
Trade payables	3,277	1,053	1,005
Other accrued liabilities	1,285	918	1,003
Income and other taxes	402	239	286
Accrued employment costs	313	273	229

At December 31, 2003, the weighted average interest rate on short-term borrowings for continuing operations was 2.5% (2002 4.1%, 2001: 5.0%)
Statement of cash flows
Interest paid
- continuing operations	218	191	245
- discontinued operations	1	3	4
Income taxes paid
- continuing operations	230	161	195
- discontinued operations	2	2	(17)

29.      POST-RETIREMENT BENEFITS

Alcan and its subsidiaries have established pension plans in the principal countries where they operate. Most of the pension obligation relates to funded defined benefit pension plans in Canada, Switzerland, the United Kingdom and the United States, unfunded pension benefits in France and Germany, and lump sum indemnities payable to employees of French companies upon retirement. Pension benefits are generally based on the employee's service and highest average eligible compensation before retirement, and are periodically adjusted for cost of living increases, either by Company practice, collective agreement or statutory requirement.

Most funded pension plans are administered by a Board of Trustees composed of plan members designated by the Company and employees. Each Board adopts its own investment policy that generally favours diversification and active management of plan assets through selection of specialized managers. Investments are generally limited to publicly traded stocks and high-rated debt securities, excluding securities in Alcan, and include only small amounts in other categories, except for the Swiss plan, whose target allocation is evenly distributed between equity, bonds, and real estate. Depending on the age distribution of the membership, target allocation varies as indicated below. The allocation at December 31, 2003, includes all major plans.

CATEGORY OF ASSET	TARGET ALLOCATION	ALLOCATION IN AGGREGATE AT DECEMBER 31
		2003	2002	2001
Equity	40% to 65%	52%	50%	53%
Debt securities	30% to 55%	37%	40%	38%
Real estate		6%	7%	6%

Alcan's pension funding policy is to contribute the amount required to provide for contractual benefits attributed to service to date, and to amortize unfunded actuarial liabilities for the most part over periods of 15 years or less. The Company expects to contribute $168 in aggregate to its funded pension plans in 2004, and to pay $67 of unfunded pension benefits and lump sum indemnities from operating cash flows.

The Company and some of its subsidiaries provide health care and life insurance benefits to retired employees in Canada and the United States, mostly unfunded. The Company expects to pay benefits of $69 in 2004 from operating cash flows and to contribute $1 to its funded plans.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

29.            POST-RETIREMENT BENEFITS (cont'd)

	PENSION BENEFITS			OTHER BENEFITS
	2003	2002	2001	2003	2002	2001
Change in benefit obligation
Benefit obligation at January 1	7,134	6,464	6,273	233	210	196
Service cost	137	123	117	6	5	4
Interest cost	442	401	374	16	14	14
Members' contributions	39	27	26	-	-	-
Benefits paid	(391)	(387)	(345)	(16)	(14)	(12)
Amendments	4	111	153	-	1	-
Acquisition of Pechiney	1,156	-	-	661	-	-
Other acquisitions	174	-	-	2	-	-
Curtailments/divestitures	1	(6)	(71)	-	(2)	-
Actuarial (gains) losses	822	(41)	20	39	19	8
Currency (gains) losses	430	442	(83)	1	-	-
Benefit obligation measured at December 31	9,948	7,134	6,464	942	233	210
Change in market value of plan assets (Assets)
Assets at January 1	5,760	6,028	6,993	3	4	5
Actual return on assets	1,298	(347)	(535)	-	-	-
Members' contributions	39	27	26	-	-	-
Benefits paid from funded plans	(360)	(349)	(324)	(1)	(1)	(2)
Company contributions	124	89	58	-	-	1
Acquisition of Pechiney	267	-	-	-	-	-
Other acquisitions	92	-	-	-	-	-
Curtailments/ divestitures	-	(4)	(117)	-	-	-
Currency gains (losses)	324	316	(73)	-	-	-
Assets at December 31	7,544	5,760	6,028	2	3	4
Assets less than benefit obligation	(2,404)	(1,374)	(436)	(940)	(230)	(206)
Unamortized
- actuarial (gains) / losses	594	645	(195)	30	(11)	(25)
- prior service cost	847	829	670	1	2	1
Minimum pension liability (excluding amount
related to prior service costs)	(722)	(605)	(231)	-	-	-
Net liability in balance sheet	(1,685)	(505)	(192)	(909)	(239)	(230)

Deferred charges and other assets	222	314	344	-	-	-
Intangible assets	223	142	17	-	-	-
Payables and accrued liabilities	(33)	16	(5)	-	-	-
Deferred credits and other liabilities	(2,030)	(977)	(548)	(677)	(239)	(230)
Long-term liabilities of operations held for sale	(67)	-	-	(232)	-	-
Net liability in balance sheet	(1,685)	(505)	(192)	(909)	(239)	(230)

The net liability in the consolidated balance sheet includes $889 of pension benefit obligation of Pechiney in excess of market value of assets at December 31, 2003, principally from unfunded retirement plans in Europe, and $661 of benefit obligation in respect of other post-retirement benefits.

For certain plans, the projected benefit obligation (PBO) exceeds the market value of the assets. For these plans, including unfunded pensions and lump sum indemnities, the PBO is $7,045 (2002: $6,404; 2001: $4,033), the accumulated benefit obligation (ABO) is $6,614 (2002: $5,837; 2001: $3,733), while the market value of the assets is $4,551 (2002: $5,007; 2001: $3,254).

The total ABO is $9,260 (2002: $6,464; 2001: $5,902). For certain plans, the ABO exceeds the market value of the assets. For these plans, including unfunded pensions and lump sum indemnities, the PBO is $5,830 (2002: $3,798; 2001: $2,472), the ABO is $5,588 (2002: $3,528; 2001: $2,395) while the market value of the assets is $3,500 (2002: $2,591; 2001: $1,882).

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

29.          POST-RETIREMENT BENEFITS (cont'd)

	PENSION BENEFITS			OTHER BENEFITS
	2003	2002	2001	2003	2002	2001
Components of net periodic benefit cost
Service cost	137	123	117	6	5	4
Interest cost	442	401	374	16	14	14
Expected return on assets	(434)	(435)	(478)	-	-	(1)
Amortization
- actuarial (gains) losses	81	9	(47)	-	(2)	-
- prior service cost	69	69	89	-	-	-
Curtailment/settlement (gains) losses	8	9	40	-	(2)	-
Net periodic benefit cost	303	176	95	22	15	17
Weighted average assumptions used to determine benefit obligations at December 31
Discount rate	5.6%	5.8%	6.1%	6.2%	6.5%	6.9%
Average compensation growth	3.3%	3.3%	3.6%	3.7%	3.9%	4.4%
Weighted average assumptions used to determine net periodic benefit cost
Discount rate	5.8%	6.1%	6.3%	6.5%	6.9%	7.3%
Average compensation growth	3.3%	3.6%	3.7%	3.9%	4.4%	4.5%
Expected return on plan assets	7.1%	7.1%	7.3%	8.5%	8.5%	8.5%

In estimating the expected return on assets of a pension plan, consideration is given primarily to its target allocation, the current yield on long-term bonds in the country where the plan is established, and the historical risk premium in each relevant country of equity or real estate over long-term bond yields. The approach is consistent with the principle that assets with higher risk provide a greater return over the long term.

The assumed health care cost trend used for measurement purposes is 9.8% for 2004, decreasing gradually to 4.3% in 2010 and remaining at that level thereafter. A one percentage point change in assumed health care cost trend rates would have the following effects:

	OTHER BENEFITS
	1% INCREASE	1% DECREASE
Sensitivity Analysis
Effect on service and interest costs	1	(1)
Effect on benefit obligation	71	(65)

The Company also sponsors savings plans in Canada and the United States as well as defined contribution pension plans in various countries. The cost of the Company contribution was $21 in 2003 (2002: $20; 2001: $21).

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

30.      INFORMATION BY GEOGRAPHIC AREAS

	LOCATION	2003	2002	2001

Sales and operating revenues - third	Canada	821	719	634
parties (by destination)	United States	4,535	4,659	4,673
	Brazil	414	391	466
	France	569	424	445
	United Kingdom	1,049	949	979
	Germany	1,591	1,375	1,321
	Switzerland	212	194	187
	Other Europe	2,377	1,872	1,870
	Australia	106	105	40
	Asia and Other Pacific	1,788	1,520	1,531
	All other	388	275	399
	Total	13,850	12,483	12,545

Sales and operating revenues -	Canada	2,577	2,354	2,127
intercompany (by origin)	United States	581	602	541
	Brazil	57	35	41
	France	18	15	16
	United Kingdom	445	385	408
	Germany	326	145	92
	Switzerland	772	765	670
	Other Europe	529	492	469
	Australia	279	232	217
	Asia and Other Pacific	19	13	5
	All other	37	10	89
	Sub-total	5,640	5,048	4,675
	Consolidation eliminations	(5,640)	(5,048)	(4,675)
	Total	-	-	-

Sales to subsidiary companies are made at fair market prices recognizing volume, continuity of supply and other factors.

Sales and operating revenues - third	Canada	1,390	1,018	1,064
parties (by origin)	United States	4,345	4,484	4,439
	Brazil	440	409	414
	France	418	268	260
	United Kingdom	814	847	844
	Germany	2,395	2,014	2,007
	Switzerland	1,440	1,411	1,470
	Other Europe	1,068	766	709
	Australia	188	186	212
	Asia and Other Pacific	1,245	980	1,015
	All other	107	100	111
	Total	13,850	12,483	12,545

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

30.        INFORMATION BY GEOGRAPHIC AREAS (cont'd)

	LOCATION	2003	2002	2001

Income (Loss) from continuing	Canada	(81)	119	(101)
operations (*)	United States	66	78	135
	Brazil	13	40	25
	France	(34)	12	9
	United Kingdom	8	8	(136)
	Germany	4	37	21
	Switzerland	20	(4)	(24)
	Other Europe	66	17	(11)
	Australia	147	84	77
	Asia and Other Pacific	22	1	(29)
	All other	30	24	(38)
	Consolidation eliminations	1	5	12
	Total	262	421	(60)

(*) Other Specified Items included in Income (Loss) from continuing operations is comprised of restructuring charges, asset impairments, gain (loss) from non-routine sales of assets, businesses and investment, tax adjustments, legal and environmental provisions and other. In 2003, Other Specified Items also included Pechiney financing-related gains and purchase accounting adjustments related to in-process research and development.

In 2003, Income (Loss) from continuing operations included after-tax charges (income) relating to Other Specified Items of ($61) for Canada, $31 for the United States, $16 for Brazil, $39 for France, ($3) for the United Kingdom, $10 for Germany, $16 for Switzerland, ($4) for Other Europe, ($74) for Australia and ($14) for Asia and Other Pacific.

In 2002, Income (Loss) from continuing operations included after-tax charges (income) relating to Other Specified Items of $85 for Canada, $20 for the United States, ($2) for Brazil, $3 for France, $12 for the United Kingdom, ($5) for Germany, $2 for Switzerland, $13 for Other Europe, ($14) for Asia and Other Pacific and ($5) for All other.

In 2001, Income (Loss) from continuing operations included after-tax charges (income) relating to Other Specified Items of $200 for Canada, $23 for the United States, $2 for Brazil, $6 for France, $161 for the United Kingdom, ($3) for Germany, $11 for Switzerland, $36 for Other Europe, $1 for Australia, $4 for Asia and Other Pacific and $90 for All other.

In 2002, Income (Loss) from continuing operations included income (charges) for transfer pricing adjustments of $69 for Canada, ($70) for the United States and $5 for the United Kingdom. See note 10 - Income Taxes.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

30.          INFORMATION BY GEOGRAPHIC AREAS (cont'd)

	LOCATION	2003	2002	2001

Property, plant and equipment,	Canada	4,605	4,444	4,111
Intangible assets and Goodwill at	United States	3,140	1,500	1,691
December 31 (*)(**)	Brazil	695	681	683
	France	3,652	224	257
	United Kingdom	1,002	810	760
	Germany	1,170	828	929
	Switzerland	637	630	704
	Other Europe	2,232	1,141	1,168
	Australia	1,901	1,130	1,126
	Asia and Other Pacific	812	627	607
	All other	369	8	18
	Total	20,215	12,023	12,054

Cash paid for capital expenditures	Canada	286	477	399
and business acquisitions (**)	United States	928	94	199
	Brazil	68	60	51
	France	1,610	14	17
	United Kingdom	134	70	87
	Germany	178	70	47
	Switzerland	30	43	44
	Other Europe	650	70	72
	Australia	414	40	409
	Asia and Other Pacific	181	33	79
	All other	178	2	17
	Total	4,657	973	1,421

Average number of employees	Canada	11	12	12
excluding Pechiney	United States	8	9	9
(in thousands - unaudited)	Brazil	3	3	3
	France	2	2	2
	United Kingdom	4	4	5
	Germany	7	7	6
	Switzerland	3	3	4
	Other Europe	5	4	4
	Australia	1	1	1
	Asia and Other Pacific	2	2	2
	All other	1	-	1
	Total	47	47	49

(*) In 2003, Property, plant and equipment, Intangible assets, and Goodwill include goodwill impairment charges of $6 in France, $5 in Germany, $5 in Switzerland and $12 in Other Europe.

In 2002, Property, plant and equipment, Intangible assets and Goodwill - net included goodwill impairment charges of $9 for Canada, $130 for the United States, $33 for the United Kingdom, $208 for Germany, $171 for Switzerland and $189 for Other Europe.

In 2001, Property, plant and equipment, Intangible assets and Goodwill - net included asset write-offs of $31 for Canada, $33 for the United States, $1 for Brazil, $127 for the United Kingdom, $8 for Germany, $4 for Switzerland, $7 for Other Europe and $11 for Asia and Other Pacific.

(**) The allocation of the purchase price for Pechiney by geographic area is tentative. The final valuation will be completed in 2004 and accordingly, the fair values could be modified for property, plant and equipment, intangible assets and goodwill.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

31.      INFORMATION BY OPERATING SEGMENTS

The following presents selected information by operating segment, viewed on a stand-alone basis.  The operating management structure is comprised of six operating segments plus Pechiney.  The six operating segments are Bauxite and Alumina; Primary Metal; Rolled Products Americas and Asia; Rolled Products Europe; Engineered Products; and Packaging. The Company's measure of the profitability of its operating segments is referred to as business group profit (BGP).  BGP comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items, such as corporate costs, restructuring, impairment and other special charges, and pension actuarial gains, losses and other adjustments, that are not under the control of the business groups or are not considered in the measurement of their profitability.  These items are generally managed by the Company's corporate head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.  Transactions between operating segments are conducted on an arm's-length basis and reflect market prices.  Thus, earnings from the Primary Metal group represent mainly profit on metal produced by the Company, whether sold to third parties or used in the Company's Rolled Products, Engineered Products or Packaging groups. Earnings from the Rolled Products, Engineered Products and Packaging groups represent only the fabricating profit on their respective products.

The accounting principles used to prepare the information by operating segment are the same as those used to prepare the consolidated financial statements of the Company, except for the following two items:

(1)        The operating segments include the Company's proportionate share of joint ventures (including joint ventures accounted for using the equity method) as they are managed within each operating segment; and

(2)        Pension costs for the operating segments are based on the normal current service cost with all actuarial gains, losses and other adjustments being included in Intersegment and other.

The operating segments are described below.

Bauxite and Alumina
 Headquartered in Montreal, Canada, this group comprises Alcan's worldwide activities related to bauxite mining, alumina refining and the production of specialty aluminas owning and/or operating seven bauxite mines and deposits in five countries, five smelter-grade alumina plants in three countries and three specialty alumina plants in two countries.

Primary Metal
 Also headquartered in Montreal, this group comprises smelting operations, power generation and production of primary value-added ingot in the form of sheet ingot, extrusion billet, rod and foundry ingot, as well as engineering services and trading operations for alumina and aluminum, operating or having interests in 16 smelters in seven countries. Alcan has committed to locate in France the operational headquarters of its European primary aluminum business.

Rolled Products Americas and Asia
 Headquartered in Cleveland, U.S.A., this group encompasses aluminum sheet and light gauge products, operating 15 plants in five countries.

Rolled Products Europe
 Headquartered in Zurich, Switzerland, this group comprises aluminum sheet, including automotive, can and lithographic sheet, plate and foil stock, operating 20 plants in four countries.

Engineered Products
 Headquartered in Neuhausen, Switzerland, this group produces fabricated aluminum products, including wire and cable, components for the mass transportation, automotive, building, display, electromechanical and other industrial markets, as well as sales and service centres throughout Europe, operating 66 plants in 20 countries.   Two of these plants have been excluded from the operating segment information as they have been reclassified to discontinued operations and assets held for sale.  Alcan has committed to establish in France the global operational headquarters of its engineered products group.

Packaging
 Headquartered in Zurich, this group consists of the Company's worldwide food flexible, tobacco, pharmaceutical and personal care packaging businesses, operating 81 plants in 18 countries. Four of these plants have been excluded from the operating segment information as they have been reclassified to discontinued operations and assets held for sale.  Alcan has committed to locate in Paris, France, the global operational headquarters of its packaging business.

Pechiney
 For December 31, 2003, reporting purposes, Pechiney is considered a separate segment as the new management organizational structure and the corresponding financial information are not yet in place. The balance sheet of Pechiney is included in the consolidated financial statements as at December 31, 2003, and the results of operations have been included in the consolidated financial statements from January 1, 2004.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

31.    INFORMATION BY OPERATING SEGMENTS (cont'd)

Pechiney is headquartered in Paris, France, comprising two bauxite mines in two countries, six alumina plants (three alumina refineries and three specialty alumina plants in four countries), eight smelters in six countries, 25 fabrication plants and one research centre in six countries, and 91 packaging plants in 18 countries. Included in this segment is Pechiney's International Trade division, consisting of its sales network, trading activities and distribution network, through 50 entities operating in 60 countries.

Intersegment and other
 This classification includes the deferral or realization of profits on intersegment sales of aluminum and alumina, corporate office costs as well as other non-operating items.

SALES AND OPERATING REVENUES	INTERSEGMENT			THIRD PARTIES
	2003	2002	2001	2003	2002	2001
Bauxite and Alumina	873	758	771	539	440	484
Primary Metal	2,306	2,204	2,117	2,647	2,473	2,567
Rolled Products Americas and Asia	64	185	173	3,528	3,396	3,367
Rolled Products Europe	648	450	394	2,399	2,197	2,159
Engineered Products	32	22	35	1,760	1,601	1,605
Packaging	6	9	53	2,923	2,291	2,301
Adjustments for equity-accounted joint ventures	-	-	-	18	26	30
Other	(3,929)	(3,628)	(3,543)	36	59	32
	-	-	-	13,850	12,483	12,545

Business Group Profit (BGP)	2003	2002	2001
Bauxite and Alumina	278	291	299
Primary Metal	856	875	769
Rolled Products Americas and Asia	344	363	298
Rolled Products Europe	209	172	115
Engineered Products	95	100	103
Packaging	357	288	291
Adjustments for equity-accounted joint ventures	(147)	(138)	(144)
BGP Sub-total	1,992	1,951	1,731
Depreciation and amortization	(862)	(772)	(809)
Restructuring, impairment and other special charges	38	(63)	(653)
Goodwill impairment	(28)	-	-
Intersegment and other	(428)	(251)	(160)
Equity income	38	44	44
Interest	(212)	(198)	(242)
Income taxes	(260)	(287)	15
Minority interests	(16)	(3)	14
Income (Loss) from continuing operations	262	421	(60)

Restructuring, impairment and other special charges for 2003 included ($5) for Bauxite and Alumina, ($11) for Primary Metal, ($6) for Rolled Products Americas and Asia, ($22) for Rolled Products Europe, $1 for Engineered Products, $3 for Packaging and $2 for Intersegment and Other.

Included in 2003 Intersegment and Other are asset impairments of $25, legal and environmental provisions of $36, restructuring charges of $32, purchase accounting adjustments related to in-process research and development of $50 and other of $17, partially offset by a net currency-related gain on the financing of the Pechiney acquisition of $59, and net gains of $21 on disposal of businesses.

Included in 2002 BGP for Bauxite and Alumina is a gain of $5 related to the sale of fixed assets.

Restructuring, impairment and other special charges for 2002 included $14 for Bauxite and Alumina, ($6) for Primary Metal, $15 for Rolled Products Americas and Asia, $14 for Rolled Products Europe, $1 for Engineered Products, $8 for Packaging and $17 for Intersegment and Other.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

31.          INFORMATION BY OPERATING SEGMENTS (cont'd)

Included in 2002 Intersegment and Other are net charges of $84 relating principally to a provision of $100 for the ruling on a contract dispute with Powerex (a subsidiary of BC Hydro), an increase of $9 to legal provisions, a loss of $6 on redemption of debt, and partially offset by a gain of $34 on the sale of a portfolio investment.

Included in 2001 BGP for Primary Metal and Packaging were $1 and ($5) related to a reversal of prior year restructuring costs, respectively.

Restructuring, impairment and other special charges for 2001 included $149 for Bauxite and Alumina, $201 for Primary Metal, $16 for Rolled Products Americas and Asia, $148 for Rolled Products Europe, $7 for Engineered Products, $92 for Packaging and $40 for Intersegment and Other.

Included in 2001 Intersegment and Other is a loss on the sale of Jamaican Bauxite and Alumina operations of $123.

TOTAL ASSETS AT DECEMBER 31	2003	2002	2001
Bauxite and Alumina	2,219	2,105	2,174
Primary Metal	6,475	6,444	5,888
Rolled Products Americas and Asia	2,424	2,497	2,523
Rolled Products Europe	2,081	2,052	2,026
Engineered Products	1,510	1,311	1,435
Packaging	3,829	2,983	3,019
Pechiney	12,519	-	-
Adjustments for equity-accounted joint ventures	(334)	(281)	(233)
Other	784	285	396
Assets held for sale:
Engineered Products	55	63	56
Packaging	137	302	267
Pechiney	249	-	-
Total assets held for sale	441	365	323
	31,948	17,761	17,551
	DEPRECIATION AND AMORTIZATION			CASH PAID FOR CAPITAL EXPENDITURES AND BUSINESS ACQUISITIONS
	2003	2002	2001	2003	2002	2001
Bauxite and Alumina	92	83	106	94	104	479
Primary Metal	323	295	266	390	556	462
Rolled Products Americas and Asia	150	146	146	81	73	150
Rolled Products Europe	111	98	107	109	91	97
Engineered Products	78	67	68	186	58	52
Packaging	172	133	156	497	160	223
Pechiney	-	-	-	3,335	-	-
Adjustments for equity-accounted joint ventures	(74)	(61)	(55)	(45)	(77)	(63)
Other	10	11	15	10	8	21
	862	772	809	4,657	973	1,421

32.      DIFFERENCES BETWEEN UNITED STATES and CANADIAN GENERALLY ACCEPTED ACCOUNTING
          PRINCIPLES (GAAP)

Significant differences between United States and Canadian GAAP are described below.

(A) Derivatives

Under U.S. GAAP, all derivatives are recorded in the financial statements at fair value.  Unrealized gains and losses resulting from the valuation at fair value of derivatives not meeting strict hedge accounting criteria are recognized in net income as the gains and losses arise and not concurrently with the recognition of the transactions being hedged.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

32.       DIFFERENCES BETWEEN UNITED STATES and CANADIAN GENERALLY ACCEPTED ACCOUNTING
PRINCIPLES (GAAP) (cont'd)

Under Canadian GAAP, gains and losses on derivative contracts are recognized in income concurrently with the recognition of the transactions being hedged.  For certain foreign currency forward contracts and swaps that are used to hedge certain foreign currency denominated debt and foreign currency denominated loans, unrealized currency gains and losses are recorded in income concurrently with the unrealized gains and losses on the items being hedged.  As described under Newly Issued Accounting Standards for Canadian GAAP Presentation, the Canadian Institute of Chartered Accountants (CICA) issued AcG-13, Hedging Relationships which is effective beginning January 1, 2004.

(B) Currency Translation

The difference between Deferred translation adjustments under U.S. GAAP and Canadian GAAP arises from the different treatment of exchange on long-term debt at January 1, 1983, resulting from the adoption of Canadian accounting standards on foreign currency translation on such date.

(C) Investments

Under U.S. GAAP, certain portfolio investments, which are considered to be "available-for-sale" securities, are measured at market value, with the unrealized gains or losses included in Comprehensive income. Under Canadian GAAP, the concept of comprehensive income does not exist and these investments are measured at cost.

(D) Minimum Pension Liability

Under U.S. GAAP, if the accumulated benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability.  Any portion of this additional liability that relates to unrecognized past service cost is recognized as an intangible asset while the remainder is charged to Comprehensive income.  Canadian GAAP has no such requirement to record a minimum liability.

(E) Impairment of Goodwill

Under U.S. GAAP, goodwill impairment identified as at January 1, 2002, was charged to income as the cumulative effect of an accounting change. Under Canadian GAAP, the impairment loss identified as at January 1, 2002, was recognized as a charge to opening retained earnings in 2002.

(F) Asset Retirement Obligations

Under U.S. GAAP, the Company retroactively adopted on January 1, 2003, SFAS No. 143, Accounting for Asset Retirement Obligations, as described in note 4 - Accounting Changes, and the cumulative effect of the accounting change was charged to income. Under Canadian GAAP, this standard is effective for the Company's fiscal year beginning on January 1, 2004.  The Company retroactively adopted the Canadian standard and recognized a cumulative effect of accounting change as a charge to opening retained earnings in 2001.

(G) Deferred Translation Adjustments

Under U.S. GAAP, deferred translation adjustments are reported as a component of Comprehensive income. Under Canadian GAAP, the concept of comprehensive income does not exist and deferred translation adjustments are reported as a component of shareholders' equity.

(H) Income Taxes

Under U.S. GAAP, deferred income tax assets and liabilities are revalued for all enacted changes in tax rates. Under Canadian GAAP, deferred income tax assets and liabilities are revalued for all enacted or substantially enacted changes in tax rates.

(I) Acquired In-Process Research and Development

Under U.S. GAAP, acquired in-process research and development costs are expensed immediately upon acquisition. Under Canadian GAAP, these costs are recognized as intangible assets upon acquisition if they result from contractual or other legal rights, or the research and development is capable of being separated or divided from the acquired company and sold, transferred, licensed, rented, or exchanged. Under Canadian GAAP, these intangible assets are amortized over their useful lives.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

32.    DIFFERENCES BETWEEN UNITED STATES and CANADIAN GENERALLY ACCEPTED ACCOUNTING
  PRINCIPLES (GAAP) (cont'd)

(J) Joint Ventures

Under U.S. GAAP, joint ventures, other than those over which Alcan has an undivided interest in the assets, are accounted for using the equity method while under Canadian GAAP, joint ventures are accounted for using the proportionate consolidation method. A joint venture is an entity owned and operated by a small group of businesses (the "joint venturers") as a separate and specific business or project for the mutual benefit of the members of the group. Venturers are bound by a contractual arrangement, which establishes that the venturers have joint control over the joint venture, regardless of the difference that may exist in their ownership interest. The different accounting treatment affects the display and classification of financial statement items and not net income or shareholders' equity.

(K) Comprehensive Income

U.S. GAAP requires the disclosure of Comprehensive income which, for the Company, comprises Net income, the movement in Deferred translation adjustments, movements in unrealized gains and losses on cash flow hedges, unrealized gains or losses for the period less gains or losses realized during the period on "available-for-sale" securities and the movement in the minimum pension liability. The concept of Comprehensive income does not exist under Canadian GAAP.

(L) Consolidated Statement of Income

Under U.S. GAAP, income from continuing operations before amortization of goodwill and income from continuing operations per common share before amortization of goodwill would not be presented.

Recently Adopted Accounting Standards for Canadian GAAP Presentation

Goodwill and Other Intangible Assets
On January 1, 2002, the Company adopted the new standard of the CICA Section 3062, Goodwill and Other Intangible Assets. Under this standard, goodwill and other intangible assets with an indefinite life are no longer amortized but are carried at the lower of carrying value and fair value. Goodwill and other intangible assets with an indefinite life are tested for impairment on an annual basis.

Goodwill is tested for impairment using a two-step test. Under the first step, the fair value of a reporting unit, based upon discounted cash flows, is compared to its net carrying amount. If the fair value is greater than the carrying amount, no impairment is deemed to exist. However, if the fair value is less than the carrying amount, a second test must be performed whereby the fair value of the reporting unit's goodwill must be estimated to determine if it is less than its carrying amount. Fair value of goodwill is estimated in the same way as goodwill is determined at the date of acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit.

An impairment of $748 (including $8 relating to assets held for sale) was identified in the goodwill balance as at January 1, 2002, and was charged to opening retained earnings in 2002 upon adoption of the new accounting standard. Any further impairment arising subsequent to January 1, 2002, is taken as a charge against income. As a result of the new standard, the Company no longer amortizes goodwill. The amount of goodwill amortization was $72 in 2001.

Impairment of Long-Lived Assets
 On January 1, 2003, the Company early adopted the CICA Section 3063, Impairment of Long-Lived Assets.  Under this standard, an impairment loss is recognized when the carrying amount of a long-lived asset held for use is not recoverable and exceeds its fair value. No impairment charges were recorded upon adoption of this new standard.

Disposal of Long-Lived Assets and Discontinued Operations
On January 1, 2003, the Company early adopted the CICA Section 3475, Disposal of Long-Lived Assets and Discontinued Operations.  Under this standard, a long-lived asset to be disposed of by sale is measured at the lower of its carrying amount or fair value less cost to sell, and is not depreciated while classified as held for sale.  Assets and liabilities classified as held for sale are reported as assets held for sale and liabilities of operations held for sale on the balance sheet.  A long-lived asset to

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

32.          DIFFERENCES BETWEEN UNITED STATES and CANADIAN GENERALLY ACCEPTED ACCOUNTING
  PRINCIPLES (GAAP) (cont'd)

be disposed of other than by sale, such as by abandonment, before the end of its previously estimated useful life, is classified as held for use until it is disposed of and depreciation estimates revised to reflect the use of the asset over its shortened useful life. Also, the standard requires that the results of operations of a component of an enterprise, that has been disposed of either by sale or abandonment or is classified as held for sale, be reported as discontinued operations if the operations and cash flows of the component have been, or will be, eliminated from the ongoing operations as a result of the disposal transaction and the Company will not have any significant continuing involvement in the operations of the component after the disposal transaction.  A component of an enterprise comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the enterprise.

Guarantees
On January 1, 2003, the Company adopted the CICA accounting guideline AcG-14, Disclosure of Guarantees, which addresses disclosure requirements for a guarantor that issues a guarantee.

Severance and Termination Benefits
On April 1, 2003, the Company adopted the new CICA Emerging Issues Committee abstract No. 134, Accounting for Severance and Termination Benefits.  Under this abstract, contractual termination benefits and severance costs are recognized as an expense when management, having the appropriate level of authority, approves a decision to terminate employees.  Non-contractual termination benefits are recognized as an expense when communicated to employees.  Retention bonuses are recognized as an expense over the required future service period.

Costs Associated with Exit or Disposal Activities
On April 1, 2003, the Company adopted the new CICA Emerging Issues Committee abstract No. 135, Accounting for Costs Associated with Exit or Disposal Activities (including Costs Incurred in a Restructuring).  This abstract requires that a liability associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of the Company's commitment to an exit plan.

Stock Options and Other Stock-Based Compensation
Effective January 1, 2004, the Company retroactively adopted the provisions of the amendment to CICA section  3870, Stock-Based Compensation and Other Stock-Based Payments. The amendment requires the recognition of an expense computed using the fair value method of accounting for all stock options and payments at grant date.  The adoption of this amendment has the same impact as the adoption of the fair value method of accounting for stock-options under U.S. GAAP.  See note 4 - Accounting Changes - Stock Options and Other Stock-Based Compensation.

Asset Retirement Obligations
 On January 1, 2004, the Company retroactively adopted the new standard of the CICA Section 3110, Asset Retirement Obligations.  The impact of adopting this standard was a charge of $28 against opening retained earnings in 2001.

Newly Issued Accounting Standards for Canadian GAAP Presentation

Consolidation of Variable Interest Entities

The CICA issued accounting guideline AcG-15, Consolidation of Variable Interest Entities, which will be effective for the Company's annual and interim periods beginning on January 1, 2005.  The guideline provides guidance as to when to apply consolidation principles to certain entities that are subject to control on a basis other than ownership of voting shares and thus determining when an enterprise includes the assets, liabilities and results of activities of such an entity (a variable interest entity) in its consolidated financial statements.  The Company does not expect its financial statements to be significantly impacted by this guideline.

Hedging Relationships
 The CICA issued accounting guideline AcG-13, Hedging Relationships, which establishes certain conditions regarding when hedge accounting may be applied and which is effective for the Company's annual and interim periods beginning on January 1, 2004.  Each hedging relationship will be subject to an effectiveness test on a regular basis for reasonable assurance that it is and will continue to be effective. Under these rules, the fair value of derivatives will be recorded on the balance sheet and any derivative instrument that does not qualify for hedge accounting will be reported on a mark-to-market basis in earnings.

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

32.          DIFFERENCES BETWEEN UNITED STATES and CANADIAN GENERALLY ACCEPTED ACCOUNTING
   PRINCIPLES (GAAP) (cont'd)

Generally Accepted Accounting Principles
In July 2003, the CICA issued Section 1100, Generally Accepted Accounting Principles, which was effective for the Company's fiscal year beginning on January 1, 2004.  This standard establishes accounting standards for financial reporting in accordance with Canadian GAAP.  It defines primary sources of Canadian GAAP and requires that the Company apply every relevant primary source.

General Standards of Financial Statement Presentation
In July 2003, the CICA issued Section 1400, General Standards of Financial Statement Presentation, which was effective for the Company's fiscal year beginning on January 1, 2004.  This standard clarifies what constitutes fair presentation in accordance with Canadian GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand the Company's financial statements.

Reconciliation of U.S. and Canadian GAAP

Year ended December 31	2003				2002				2001
	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP
Income Statement
Sales and operating revenues	13,850	(j)	(18)	13,832	12,483	(j)	(26)	12,457	12,545	(j)	(30)	12,515
Costs and expenses
Cost of sales and operating	11,171	(a)	(64)	10,947	10,032	(f)	(19)	9,860	10,108	(j)	(190)	9,918
expenses		(j)	(160)			(j)	(153)
Depreciation and amortization	862	(j)	74	936	772	(f)	13	847	809	(j)	55	795
						(j)	62			(l)	(69)
Selling, administrative and	758	(j)	1	759	580	(j)	2	582	567	(j)	2	569
general expenses
Research and development	190	(i)	(50)	140	115		-	115	134		-	134
expenses
Interest	212	(j)	6	218	198	(j)	3	201	242	(j)	8	250
Restructuring, impairment and	(38)		-	(38)	63		-	63	653		-	653
other special charges
Goodwill impairment	28		-	28	-		-	-	-		-	-
Other expenses (income) - net	167	(a)	31	194	56	(a)	60	127	165	(a)	(72)	112
		(b)	1			(b)	(2)			(j)	19
		(j)	(5)			(f)	20
						(j)	(7)
	13,350		(166)	13,184	11,816		(21)	11,795	12,678		(247)	12,431
Income (Loss) from continuing	500		148	648	667		(5)	662	(133)		217	84
operations before income
taxes and other items
Income taxes	260	(a)	12	321	287	(a)	(20)	290	(15)	(a)	23	46
		(i)	18			(f)	(3)			(h)	5
		(j)	31			(j)	26			(j)	33
Income (Loss) from continuing
operations before other items	240		87	327	380		(8)	372	(118)		156	38

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

32.          DIFFERENCES BETWEEN UNITED STATES and CANADIAN GENERALLY ACCEPTED ACCOUNTING
   PRINCIPLES (GAAP) (cont'd)

Reconciliation of U.S. and Canadian GAAP

	2003				2002				2001
	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP

Equity income (Loss)	38	(j)	(35)	3	44	(j)	(41)	3	44	(j)	(40)	4
Minority interests	(16)		-	(16)	(3)		-	(3)	14		-	14
Income (Loss) from continuing	262		52	314	421		(49)	372	(60)		116	56
operations before amortization
of goodwill
Amortization of goodwill	-		-	-	-		-	-	-	(j)	3	72
										(l)	69
Income (Loss) from	262		52	314	421		(49)	372	(60)		44	(16)
continuing operations
Income (Loss) from
discontinued operations	(159)		-	(159)	(21)		-	(21)	(6)		-	(6)
Income (Loss) before
cumulative effect of
accounting changes	103		52	155	400		(49)	351	(66)		44	(22)
Cumulative effect of accounting
changes	(39)		39	-	(748)		748	-	(12)	(a)	12	-
Net Income (Loss)	64		91	155	(348)		699	351	(78)		56	(22)
Dividends on preference shares	7		-	7	5		-	5	8		-	8
Net Income (Loss) attributable
to common shareholders	57		91	148	(353)		699	346	(86)		56	(30)

(a)   Derivatives

(b)   Currency translation

(c)   Investments

(d)   Minimum pension liability

(e)   Impairment of goodwill

(f)    Asset retirement obligations

(g)   Deferred translation adjustments

(h)   Income taxes

(i)    Acquired in-process research and development

(j)    Joint ventures

(l)    Consolidated statement of income

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

32.    DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING
PRINCIPLES (GAAP) (cont'd)

Earnings Per Share - Canadian GAAP

	2003	2002	2001

Earnings (Loss) Per Share
Basic and Diluted:
Income (Loss) from continuing operations	0.95	1.14	(0.07)
Loss from discontinued operations	(0.49)	(0.07)	(0.02)
Net income per common share - basic and diluted	0.46	1.07	(0.09)

Consolidated Statement of Retained Earnings - Canadian GAAP

	2003	2002	2001

Retained earnings - beginning of year	3,395	3,989	4,239

Accounting change
Impairment of goodwill as at January 1, 2002	-	(748)	-
Asset retirement obligations as at January 1, 2001	-	-	(28)
	3,395	3,241	4,211
Net income (Loss)	155	351	(22)

Dividends
Common	(193)	(192)	(192)
Preference	(7)	(5)	(8)
Retained earnings - end of year	3,350	3,395	3,989

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

32.    DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING
PRINCIPLES (GAAP) (cont'd)

Reconciliation of U.S. and Canadian GAAP

December 31	2003				2002				2001
	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP
Balance Sheet
Current assets
Cash and time deposits	778	(j)	26	804	97	(j)	12	109	100	(j)	15	115
Trade receivables	3,235	(j)	(31)	3,204	1,390	(j)	(147)	1,243	1,317	(j)	(142)	1,175
Other receivables	812	(a)	(50)	816	676	(a)	(34)	541	609	(a)	(13)	519
		(j)	54			(j)	(101)			(j)	(77)
Deferred income taxes	50		-	50	-		-	-	-		-	-
Inventories
Aluminum operating segments
- Aluminum	943	(a)	2	954	905	(a)	4	918	875	(a)	5	891
		(j)	9			(j)	9			(j)	11
- Raw Materials	398	(j)	25	423	359	(j)	23	382	386	(j)	21	407
- Other supplies	343	(j)	44	387	309	(j)	44	353	283	(j)	37	320
	1,684		80	1,764	1,573		80	1,653	1,544		74	1,618
Packaging operating segment	405		-	405	289		-	289	290		-	290
Pechiney operating segment	1,883	(j)	40	1,923	-		-	-	-		-	-
	3,972		120	4,092	1,862		80	1,942	1,834		74	1,908
Current assets held for sale	267		-	267	116		-	116	99		-	99
Total current assets	9,114		119	9,233	4,141		(190)	3,951	3,959		(143)	3,816
Deferred charges and other	1,590	(a)	5	925	1,178	(a)	(1)	667	1,174	(a)	(6)	714
assets		(c)	(6)			(c)	(6)			(c)	(8)
		(j)	(664)			(j)	(504)			(j)	(446)
Deferred income taxes	887		-	887	189		-	189	155		-	155
Property, plant and equipment
Cost (excluding Construction	21,882	(j)	1,711	23,593	16,238	(f)	140	17,740	14,927	(f)	128	16,213
work in progress)						(j)	1,362			(j)	1,158
Construction work in progress	645	(j)	26	671	516	(j)	47	563	542	(a)	5	601
										(j)	54
Accumulated depreciation	(8,216)	(j)	(906)	(9,122)	(7,319)	(f)	(90)	(8,181)	(6,458)	(f)	(77)	(7,201)
						(j)	(772)			(j)	(666)
	14,311		831	15,142	9,435		687	10,122	9,011		602	9,613
Intangible assets, net of
accumulated amortization	1,218	(d)	(224)	1,058	452	(d)	(143)	317	297	(d)	(18)	286
		(i)	50			(j)	8			(j)	7
		(j)	14
Goodwill	4,686	(j)	174	4,860	2,136	(j)	168	2,304	2,746	(j)	129	2,875
Long-term assets held for sale	142		-	142	230		-	230	209		-	209
Total assets	31,948		299	32,247	17,761		19	17,780	17,551		117	17,668

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

32.    DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (cont'd)

Reconciliation of U.S. and Canadian GAAP

December 31	2003				2002				2001
	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP	AS REPORTED	REF.	AMOUNT	CANADIAN GAAP
Current liabilities
Payables and accrued liabilities	5,277	(a)	(111)	5,299	2,483	(a)	(51)	2,353	2,523	(a)	(87)	2,357
		(j)	133			(j)	(79)			(j)	(79)
Short-term borrowings	1,764	(j)	41	1,805	378	(j)	3	381	579	(j)	(25)	554
Debt maturing within one year	341	(j)	16	357	249	(j)	47	296	610	(j)	42	652
Deferred income taxes	86	(j)	-	86	-		-	-	-		-	-
Current liabilities of operations
held for sale	123		-	123	69		-	69	62		-	62
Total current liabilities	7,591		79	7,670	3,179		(80)	3,099	3,774		(149)	3,625
Debt not maturing within one
year	7,437	(j)	168	7,605	3,120	(j)	67	3,187	2,801	(j)	82	2,883
Deferred credits and other	4,100	(a)	17	3,451	1,996	(a)	(10)	1,523	1,354	(a)	(13)	1,223
liabilities		(d)	(730)			(d)	(610)			(d)	(233)
		(j)	64			(f)	107			(f)	93
						(j)	40			(j)	22
Deferred income taxes	1,702	(a)	27	2,002	1,010	(a)	9	1,220	906	(a)	30	1,048
		(d)	156			(d)	148			(d)	67
		(i)	18			(f)	(18)			(f)	(14)
		(j)	99			(j)	71			(j)	59
Long-term liabilities of	322		-	322	14		-	14	14		-	14
operations held for sale
Minority interests	519		-	519	150		-	150	132		-	132

Shareholders' equity
Redeemable non-retractable	160		-	160	160		-	160	160		-	160
preference shares
Common shareholders' equity
Common shares	6,461		-	6,461	4,731		-	4,731	4,713		-	4,713
Additional paid-in capital	128		-	128	42		-	42	33		-	33
Retained earnings	3,331	(a)	42	3,350	3,467	(a)	21	3,395	4,012	(a)	61	3,989
		(b)	(55)			(b)	(54)			(b)	(56)
		(i)	32			(f)	(39)			(f)	(28)
Common shares held by a
subsidiary	(56)		-	(56)	-		-	-	-		-
Deferred translation	-	(a)	(29)	635	-	(b)	54	259	-	(b)	56	(152)
adjustments		(b)	55			(g)	205			(g)	(208)
		(g)	609
Accumulated other	253	(a)	12	-	(108)	(c)	(6)	-	(348)	(c)	(8)	-
comprehensive income		(c)	(6)			(d)	319			(d)	148
(loss)		(d)	350			(g)	(205)			(g)	208
		(g)	(609)
	10,117		401	10,518	8,132		295	8,427	8,410		173	8,583
	10,277		401	10,678	8,292		295	8,587	8,570		173	8,743
Total liabilities and share-
holders' equity	31,948		299	32,247	17,761		19	17,780	17,551		117	17,668

Alcan Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In millions of US$, except where indicated)

33.                PRIOR YEAR AMOUNTS

Certain prior year amounts have been reclassified to conform with the 2003 presentation.

34.                SUBSEQUENT EVENTS (UNAUDITED)

On April 14, 2004, the Company entered into a long-term, global, five-year multi-currency credit facility with a syndicate of major international banks amounting to $3,000. This facility expires in 2009.

The Company announced on May 18, 2004 its intention to pursue a spin-off to its shareholders of substantially all of the rolled products businesses held by the Company prior to its acquisition of Pechiney.  The proposed distribution will create the world's largest aluminum rolled products company.  The plan is for the new company to be domiciled in Canada with its executive office in the United States.  Applications are planned to list the shares of the new company on the New York and Toronto stock exchanges.  It will have approximately 10,000 employees worldwide.

The on-going Alcan, with its global headquarters and executive offices in Montreal, Canada, would continue to have a position in bauxite and alumina, aluminum production, an engineered products business, as well as a flexible and specialty packaging business.  Following the separation, the Company would have 78,000 employees globally and revenues of approximately $20 billion.

The intended spin-off will be in the form of a pro-rata distribution of common stock of the new company.  The capital structure of the two companies at the time of the spin-off will be optimized according to their respective financial requirements and opportunities.  It is intended that Alcan would retain its current dividend policy, and that the new company would have its own dividend policy in place at the time of the transaction.

The transaction is contingent upon a number of conditions including the receipt of required regulatory approvals, definitive approval by the Company's Board of Directors, and Alcan shareholder approval.  Assuming these conditions are met, the Company expects to complete the transaction before year-end.

On May 26, 2004, the Company announced that the planned strategic spin-off of substantially all of its rolled products businesses will accomplish the Company's requirement to divest either of the Neuf-Brisach rolling facilities or the AluNorf/Göttingen/Nachterstedt rolling facilities, as described in Note 25 - Commitments and Contingencies. The Company and the European Commission held detailed discussions concerning the terms of and rationale for the proposed transaction and the asset composition of the entity to be spun-off. As part of its planning for the proposed spin-off, the Company has taken into account the comments received from the European Commission.

On May 26, 2004, the Company and the DOJ executed and filed with the United States District Court in Washington, D.C. an Amended Final Judgement. The amendment recognizes that the Company's proposed spin-off transaction provides an alternative remedy to the existing order to divest Ravenswood, as described in Note 25 - Commitments and Contingencies. According to the terms of the amendment, either the sale of Ravenswood or the execution of the proposed spin-off will satisfy the Amended Final Judgement. The Company has 180 days from the filing of the Amended Judgement to complete either the divestiture or the spin-off. The DOJ may extend the period by up to 60 days. The Company also agreed to continue operating the Ravenswood business separately.